UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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ATC Technology Corporation
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Dear Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of ATC Technology Corporation on Wednesday, June 3, 2009, at 8:00 a.m., Eastern time, at the Sofitel New York, 45 West 44th Street, New York, New York 10036.  Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting you will be asked to elect seven directors and approve amendments to, and the restatement of, the ATC Technology Corporation 2006 Stock Incentive Plan.  Your Board of Directors recommends a vote FOR these proposals.  The reasons for the Board’s recommendation, as well as other important information, are contained in the accompanying Proxy Statement.  You are urged to read the Proxy Statement carefully.

We will again this year take advantage of the Securities and Exchange Commission rules that allow companies to offer their stockholders the option of receiving their proxy materials over the Internet.  We believe these rules not only allow us to provide our stockholders with the information they need but they enable us to lower our delivery costs and reduce the environmental impact of delivering hard copy proxy materials to our stockholders.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend.  This year you may vote your shares via a toll-free telephone number or over the Internet.  If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.  You will find instructions for all three methods of voting on the proxy card.

Your interest and participation in the affairs of ATC Technology Corporation are greatly appreciated.

Donald T. Johnson, Jr.
Chairman of the Board

April 23, 2009

goATC.com	1400 Opus Place, Suite 600, Downers Grove, IL 60515 ■ P 630.271.8100 ■ F 630.271.9999 ■ www.goATC.com

ATC TECHNOLOGY CORPORATION

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________

To the Stockholders of
ATC Technology Corporation:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of ATC Technology Corporation will be held at the Sofitel New York, 45 West 44th Street, New York, New York 10036 on Wednesday, June 3, 2009, at 8:00 a.m., Eastern time, for the purposes of considering and acting upon the following:

1.	election of seven directors to hold office until the 2010 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	approval of amendments to, and the restatement of, the ATC Technology Corporation 2006 Stock Incentive Plan; and

3.	transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 6, 2009 will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

                    By Order of the Board of Directors,

                    Joseph Salamunovich
                    Secretary

Dated:  April 23, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 3, 2009:  Our Proxy Statement and 2008 Annual Report to Stockholders are available at www.proxyvote.com.

PLEASE EITHER VOTE YOUR SHARES BY TELEPHONE OR INTERNET (AS DESCRIBED IN THE ENCLOSED MATERIALS) OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

i

ATC TECHNOLOGY CORPORATION

1400 Opus Place, Suite 600

Downers Grove, Illinois 60515

_____________________

PROXY STATEMENT

Annual Meeting of Stockholders
June 3, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ATC Technology Corporation for use at its 2009 Annual Meeting of Stockholders to be held at the Sofitel New York, 45 West 44th Street, New York, New York 10036 on June 3, 2009 at 8:00 a.m., Eastern time, and any adjournment or postponement thereof.

On or about April 23, 2009, ATC Technology Corporation either mailed its proxy materials or provided Notice of Internet Availability of Proxy Materials to its stockholders.  If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail.  The Notice of Internet Availability instructs you on how to access this Proxy Statement and our 2008 Annual Report on Form 10-K and how to submit your proxy by telephone or over the Internet.  If you received the Notice of Internet Availability in the mail and would like to receive a printed copy of our proxy materials, follow the instructions included on the Notice.

ATC Technology Corporation first made available the proxy solicitation materials at www.proxyvote.com on or around April 23, 2009 to all stockholders entitled to vote at the Annual Meeting.  Our 2008 Annual Report on Form 10-K was made available at the same time and by the same methods.  You may request a printed copy of the proxy materials and the 2008 Annual Report by any of the following methods:  via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing the Notice of Internet Availability, this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy and the solicitation of proxies will be paid by ATC Technology Corporation.  Proxies may be solicited by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation.  Proxies may be solicited in person or by telephone.  We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

The close of business on April 6, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.  On that date, there were 19,774,153 shares of our common stock outstanding.  A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.  Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the annual meeting.  In all matters other than the election of directors, the affirmative vote of a majority of the shares of common stock present in person or represented by proxies and entitled to vote will be the act of stockholders.  Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxies and entitled to vote on the election of directors.  According to applicable state law and ATC Technology Corporation’s charter and bylaws, abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected.  With respect to Proposal Two, if a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on such proposal.

Proxies will be voted in accordance with the instructions on the proxies.  In the absence of instructions, proxies will be voted FOR ATC Technology Corporation’s nominees for election as directors and FOR approval of amendments to, and the restatement of, ATC Technology Corporation’s 2006 Stock Incentive Plan.  As of April 23, 2009, the Board of Directors is not aware of any matters to be presented for action at the annual meeting other than those specifically identified in the Notice of Meeting.  However, should any other matters come before the annual meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Any stockholder may revoke his or her proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the previously delivered proxy, (2) granting a subsequent proxy through the Internet or telephone, (3) sending a written notice of revocation to our corporate secretary, or (4) voting in person at the annual meeting.  The most current proxy card or telephone or Internet proxy is the one that is counted.

ELECTION OF DIRECTORS

Our directors are elected annually.  The term of office of all present directors expires on the date of the annual meeting.  Currently we have eight directors but Chairman of the Board Donald T. Johnson, Jr. will retire from the Board of Directors at the annual meeting.  The Board has decided to reduce the number of authorized directors from eight to seven effective at the annual meeting.  Therefore, at the annual meeting seven directors are to be elected to serve for the ensuing year and until their successors are elected and qualified.  The nominees for election as directors are:

Robert L. Evans	Todd R. Peters
Curtland E. Fields	S. Lawrence Prendergast
Dr. Michael J. Hartnett	Edward Stewart
Michael D. Jordan

All of the nominees currently serve as directors of ATC Technology Corporation.  Mr. Peters was appointed to the Board in January 2009 when the Board was expanded from seven members to eight.

If he is elected at the annual meeting, Edward Stewart will succeed Mr. Johnson as Chairman of the Board.

For information regarding each nominee, see “Management—Directors and Executive Officers.”

Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced.  If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.  To the best of our knowledge, all nominees are and will be available to serve.

The Board of Directors recommends a vote FOR each of the nominees.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Positions
Donald T. Johnson, Jr.*	57	Chairman of the Board
Todd R. Peters	46	Chief Executive Officer, President and Director
Ashoka Achuthan	53	Vice President and Chief Financial Officer
John J. Machota	57	Vice President, Human Resources
John M. Pinkerton	51	Vice President and Chief Accounting Officer
Mary T. Ryan	56	Vice President, Communications and Investor Relations
Joseph Salamunovich	49	Vice President, General Counsel and Secretary
F. Antony Francis	59	President, ATC Logistics
Richard L. Stanley	52	President, ATC Drivetrain
Robert L. Evans	56	Director
Curtland E. Fields	57	Director
Dr. Michael J. Hartnett	63	Director
Michael D. Jordan	62	Director
S. Lawrence Prendergast	68	Director
Edward Stewart	66	Director
_______________________
*Mr. Johnson will be retiring as Chairman of the Board of Directors at the annual meeting.

Donald T. Johnson, Jr. joined us as President and Chief Operating Officer in January 2004.  In February 2004 Mr. Johnson became Chief Executive Officer, and became a member of the Board of Directors in May 2004 and Chairman of the Board in June 2005.  In May 2008 he ceased to be President and in January 2009 he ceased to be Chief Executive Officer.  Before joining us, Mr. Johnson was Global Director, Parts, Supply and Logistics for Ford Motor Company since 1999.  Prior to that, Mr. Johnson spent 26 years working for Caterpillar, Inc. and its subsidiaries, including serving as Vice President of Caterpillar Logistics Services, Inc. from 1992 until he joined Ford.  Mr. Johnson is lead director and chairman of the compensation committee of the board of directors of Accuride Corporation.  Mr. Johnson holds a B.A. in Management from the University of Illinois.

Todd R. Peters joined us as Vice President, Finance in March 2004 and was appointed Chief Financial Officer in May 2004.  He was appointed President and Chief Operating Officer in May 2008 and became President, Chief Executive Officer and a member of the Board of Directors in January 2009.  Before joining us, Mr. Peters served TriMas Corporation, a manufacturer of automotive accessories and industrial products, as Executive Vice President and Chief Financial Officer from 2002 to 2003 and as Vice President of Finance from 2001 to 2002.  From 1994 to 2001, he held various positions with Dana Corporation, a manufacturer in the automotive, commercial vehicle, and off-highway markets, including Global Working Capital Team Leader from 2000 to 2001, Director of Operations – Long Manufacturing from 1999 to 2000 and Vice President of Finance from 1994 to 1999.  Prior to that, Mr. Peters worked for Coopers & Lybrand for over eight years.  Mr. Peters holds a B.S. in Business Administration from Central Michigan University and is a certified public accountant.

Ashoka Achuthan, joined us as Vice President and Chief Financial Officer on December 8, 2008.  Prior to joining us, Mr. Achuthan served as Vice President and Chief Financial Officer of Cooper Power Systems, Inc. (a division of Cooper Industries) from 2005 to 2008.  Before that, he spent 25 years with Siemens AG in increasingly responsible financial positions, including serving as Executive Vice President and Chief Financial Officer of Siemens VDO Automotive Corporation from 2000 to 2005.  Mr. Achuthan holds an M.B.A. from Case Western Reserve University and is a member of the Institute of Chartered Accountants of India.

John J. Machota joined us as Vice President, Human Resources in 1997.  From 1996 to 1997, he was a self-employed human resources consultant.  Before that he spent ten years with Waste Management , Inc. in various human resources positions including Vice President, Compensation from 1995 to 1996 and Vice President, Human Resource Services from 1993 to 1995.  Mr. Machota holds an M.S. in Industrial Relations from Loyola University, Chicago.

John M. Pinkerton joined us as Manager, Planning and Analysis in 1999, became Corporate Controller in 2000 and became an executive officer in June 2005 when he was appointed Vice President and Controller.  In December 2008 Mr. Pinkerton became Vice President and Chief Accounting Officer.  Prior to joining us, he was an independent financial consultant during 1998 and prior to that he spent ten years with Grimes Aerospace Company, an international engineering, manufacturing and distribution company, where he held various financial analysis and planning related positions, including Director, Strategic Planning.  Mr. Pinkerton holds an M.B.A. from the University of Wisconsin-Milwaukee and is a certified public accountant (inactive).

Mary T. Ryan joined us as Vice President, Communications and Investor Relations in 1999.  From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc.  From 1995 to 1996, she was a self-employed public relations consultant.  Prior to that, Ms. Ryan was employed for more than ten years with Waste Management, Inc.  Ms. Ryan holds an M.B.A. from DePaul University.

Joseph Salamunovich joined us as Vice President, General Counsel and Secretary in 1997.  From 1986 to 1994 Mr. Salamunovich was an associate, and from 1995 to 1997 he was a partner, in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters.  Mr. Salamunovich holds a J.D. from Loyola Law School, Los Angeles.

F. Antony Francis joined us in July 2007 as Vice President and General Manager of OEM Services for our ATC Logistics business and became President of ATC Logistics in June 2008. Prior to joining us, Mr. Francis was President and Chief Operating Officer of Plan Express, Inc., a provider of construction document management, printing, and logistics solutions, from 2005.  From 2001 to 2002 and again from 2003 to 2005 Mr. Francis was with Commerce Chain Consulting, during portions of which time he served as interim Chief Executive Officer of MRM Fulfillment, Inc., a third party logistics provider, and acting Chief Operating Officer of NewRoads, Inc, a catalog and e-commerce fulfillment provider.  Between 2002 and 2003, he was Vice President of worldwide customer operations for Perkin Elmer’s Life and Analytical Sciences division.  From 1999 to 2001 Mr. Francis was Vice President of Global Operations of SciQuest.com, an e-commerce transaction market place for scientific products.  Between 1988 and 1999 Mr. Francis held increasingly responsible positions with Federal Express Corporation, including Vice President/General Manager, Europe, Middle East and Africa for FedEx’s Logistics, Electronic Commerce and Customer Services division.  Mr. Francis is a graduate of The City of London Polytechnic and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Richard L. Stanley joined us in July 2007 as President of our ATC Drivetrain business.  From 1998 to 2006 Mr. Stanley was President of Remy Inc. (formerly Delco Remy America), the largest division of Remy International, a global manufacturer/remanufacturer of starters and alternators for both automotive/heavy duty/industrial OEMs and the aftermarket (Remy International filed for protection under Chapter 11 of the United States Bankruptcy Code in October 2007).  From 1994 to 1998 Mr. Stanley served as Senior Vice President and General Manager of Remy’s Automotive Systems division.  Between 1978 to 1994 he held increasingly responsible engineering and operations management positions at the Delco Remy division of General Motors Corporation.  Mr. Stanley holds an M.S. in Manufacturing Management from Kettering University.

Robert L. Evans became a director of ATC Technology Corporation in December 2004.  Since August 2006, Mr. Evans has served as President, Chief Executive Officer and a member of the Board of Directors of Churchill Downs Inc., a publicly held owner and operator of horse racing venues.  Previously, Mr. Evans was Managing Director of Symphony Technology Group (a strategic holding company that invests primarily in software and services firms) and a predecessor firm, the Valent Group, from 2001 until October 2004.  Prior to that, he was President and Chief Operating Officer of Aspect Development, Inc. from 1999 until its acquisition by i2 Technologies, Inc. in 2000, after which he served as Chief Operating Officer of i2 Technologies.  Mr. Evans was employed by Accenture (formerly Andersen Consulting) from 1993 to 1999, where he held a variety of positions, including Managing Partner of the Americas Supply Chain practice.  From 1990 to 1993 Mr. Evans served as Vice President, Customer Support (Parts & Service) for Mazda Motor of America, and between 1975 and 1990 he held various positions with Caterpillar Inc., including President of Caterpillar Logistics Services.  Mr. Evans serves on our Compensation and Nominating Committee.

Curtland E. Fields became a director of ATC Technology Corporation in December 2004.  Mr. Fields is President and Chief Executive Officer and a trustee of the Turrell Fund, a private foundation.  Prior to joining the Turrell Fund in 2003, Mr. Fields was employed by AT&T Corporation for over 30 years, serving most recently as President of the Consumer Transactions Services Group between 2000 and 2003, as President of the Consumer Markets Group (Central Region) from 1999 to 2000 and Vice President, Strategy and Marketing for the Business Markets Group from 1998 to 1999.  Prior to that he held other positions with AT&T including Financial Vice President for Investor Relations.  Mr. Fields is Chairman of our Compensation and Nominating Committee.

Dr. Michael J. Hartnett became a director of ATC Technology Corporation in 1994.  Since 1992, Dr. Hartnett has been President and Chief Executive Officer, and since 2005 has been Chairman of the Board, of RBC Bearings Incorporated, a publicly held manufacturer of ball and roller bearings.  Prior to joining RBC in 1990 as General Manager of its Industrial Tectonics subsidiary, he spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand.  Dr. Hartnett serves on our Audit Committee.

Michael D. Jordan became a director of ATC Technology Corporation in May 2004 and served as Lead Director from June 2005 to January 2009.  Prior to retirement in 2001, he was employed by Ford Motor Company for over 30 years, serving most recently as President of Ford’s Automotive Consumer Services Group since 1997.  Prior to that he was President of the Ford Customer Service Division—Europe for three years.  Mr. Jordan serves on our Compensation and Nominating Committee.

S. Lawrence Prendergast became a director of ATC Technology Corporation in May 2004.  Between 1999 and his retirement in June 2005, he was Executive Vice President of Finance of LaBranche & Co. Inc., a New York Stock Exchange specialist firm.  Prior to that he spent over 30 years with AT&T Corporation, including serving as Chairman of the Board and Chief Executive Officer of AT&T Investment Management Corp. from 1997 to 1999 and as Vice President and Treasurer of AT&T Corporation for 14 years before that.  Mr. Prendergast is Chairman of our Audit Committee.

Edward Stewart became a director of ATC Technology Corporation in December 2004 and Lead Director in January 2009.  Prior to his retirement in 2002, he was employed by General Electric Company for 37 years, serving most recently as Executive Vice President of GE Capital and Chief Executive Officer of GE Card Services from 1997, and prior to that he was a Vice President of General Electric since 1991.  Mr. Stewart serves on our Audit Committee.

Directors serve one-year terms and are elected annually.  Executive officers serve until they resign or replacements are appointed by the Board of Directors.

Independence of Directors

The Board of Directors has determined that all of our current directors with the exception of Messrs. Johnson and Peters (who are also employees of ATC Technology Corporation) are independent as defined in the Nasdaq Stock Market Rules and the regulations of the Securities and Exchange Commission.  None of the independent directors currently has or has had a material relationship with, or is or has been employed by, ATC Technology Corporation or any of its subsidiaries.

Committees of the Board of Directors and Board Meetings

We have an Audit Committee and a Compensation and Nominating Committee.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight role relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports.  The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com.  The Audit Committee is composed of Messrs.  Hartnett, Prendergast (Chairman) and Stewart, each of whom is independent as defined in the Nasdaq Stock Market Rules and the regulations of the Securities and Exchange Commission.  The Board of Directors has determined that Mr. Prendergast is an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission.

Compensation and Nominating Committee

The Compensation and Nominating Committee establishes our general compensation policies, establishes the specific compensation programs that we utilize with respect to our executive officers, establishes salaries and bonuses for our executive officers other than the Chief Executive Officer, makes stock awards (e.g., stock options, restricted stock) to all eligible employees other than our Chief Executive Officer, makes recommendations to the Board of Directors regarding the salary and bonus for and stock awards to our Chief Executive Officer, and is responsible for identifying, reviewing the qualifications of, and recruiting, as appropriate, potential candidates for the Board of Directors.

For information regarding the Compensation and Nominating Committee’s philosophy, process and procedure in setting executive compensation policies, see “Executive Compensation.”

In identifying potential candidates for Board membership, the Compensation and Nominating Committee may rely on suggestions and recommendations from the Board, management and others.  The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by stockholders, but we expect that such a policy will be developed in the future.  The Board believes that the current absence of such a policy is appropriate because we have never received such a stockholder recommendation.  In evaluating the suitability of individuals for Board membership, the Compensation and Nominating Committee may take into account many factors, including an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board of Directors.  The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, business experience in a particular industry) as being particularly desirable to help meet specific Board needs that have arisen.

The Compensation and Nominating Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com. The Compensation and Nominating Committee is composed of Messrs. Evans, Fields (Chairman) and Jordan, each of whom is independent as defined in the Nasdaq Stock Market Rules and the regulations of the Securities and Exchange Commission.

Board and Committee Meeting Attendance

During 2008 the Audit Committee met ten times, the Compensation and Nominating Committee met twelve times and the Board of Directors met ten times.  Each director attended at least 75% of the meetings of the Board of Directors and the committee of the Board on which he served during the year.  We do not have a formal policy regarding director attendance at stockholder meetings.  All of our directors attended the 2008 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to us.  Based solely on a review of the copies of the forms that we have received, we believe that all such forms required during 2008 were filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Over the following pages, we discuss how our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and four other most highly compensated executive officers (our “Named Executive Officers” or “NEOs”) were compensated in 2008, and describe how this compensation fits into our executive compensation philosophy.

Company Performance and Effect of Recent Economic Volatility

During 2008, we faced many of the same challenges confronting all of American business as we had to deal with the unprecedented economic and financial conditions impacting the US economy and, more specifically, the automotive sector.  While our Logistics segment continued its steady year-over-year growth with revenue increasing by 20.2% during 2008, our Drivetrain segment was severely impacted by the economic distress being experienced by our automotive customers and saw annual revenues decrease by approximately 25% from their 2007 levels.  While our 2008 operating plans included significant cost reductions from lean and continuous improvement activities, both segments took additional actions throughout the year to further control costs in light of the changing economic environment.  To more closely reflect the declining sales of our North American automotive customers, we initiated a restructuring and consolidation of the Drivetrain segment and recorded charges of $9.7 million related to these activities.  Furthermore, the recent adverse changes in the North American automotive industry that have depressed the outlook and valuations for automotive-related businesses coupled with the significant changes in volumes from our North American automotive customers caused us to reassess the carrying value of the goodwill related to this business.  Based on our valuation work we recorded a goodwill impairment charge of $79.1 million.  As a result, we reported a loss from continuing operations per share for 2008 of $1.09 or adjusted earnings per share (“EPS”) of $1.91 excluding the goodwill impairment and restructuring charges.

Changes to Named Executive Officers During 2008

During 2008, several management changes occurred, predicated by the planned retirements of key executives.  Donald T. Johnson, Jr. announced his plans to retire at the conclusion of his current Board term in June 2009.  As part of our leadership succession process, the Board appointed Todd R. Peters, who had been serving as Vice President and CFO, to President and Chief Operating Officer (“COO”) in May 2008 so that he could work more closely with Mr. Johnson on operational issues.  In July 2008, William L. Conley, Jr. retired as President of our Logistics segment and was succeeded by F. Antony Francis, who had been serving as Vice President and General Manager of our Logistics segment.  In December 2008 we hired Ashoka Achuthan to fill the CFO position vacated as a result of Mr. Peters’ promotion and also appointed John Pinkerton as Chief Accounting Officer (“CAO”).  To complete the leadership transition, Mr. Peters was promoted to President and CEO and elected to the Board of Directors as of January 1, 2009, with Mr. Johnson retaining his Chairman position until the annual meeting.

Overview of Compensation Program

Decisions about the compensation of our executive officers are made by the Compensation and Nominating Committee of our Board of Directors (the “Committee”), all the members of which are independent of management. The Committee is appointed by our Board of Directors and has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy.  The Committee reviews with the CEO the performance and approves the compensation of all executive officers including the NEOs, conducts the annual performance appraisal of our CEO, and recommends to the Board the CEO compensation package including incentive compensation plans in which the CEO participates.  The Committee’s goal is that the total compensation paid to our executive officers is fair, reasonable and competitive.  The types of compensation and benefits provided to the NEOs are similar to those provided to other executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is as follows:

•	to align compensation of our executive officers with stockholder value creation;

•	to provide market competitive compensation to attract and retain talented executives; and

•	to link incentive compensation to continuous improvements in strategic and operating performance.

The Committee believes the current compensation arrangements provide an appropriate level of incentive for the CEO and our other executive officers to perform at superior levels and in a manner directly aligned with the economic interests of our stockholders.  The Committee approves and continually evaluates our compensation policies applicable to the executive officers so that (i) we maintain the ability to attract and retain excellent employees in key positions, (ii) compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives in the competitive market, and (iii) compensation encourages a pay-for-performance environment.  To this end, the Committee believes that executive compensation should include both cash and stock-based compensation that rewards performance as measured against established goals.

Our current executive compensation program consists of four basic elements:

•	base salary;

•	annual performance-based incentive compensation;

•	long-term incentive/equity-based awards; and

•	supplemental benefits.

Independent Compensation Consultant

The Committee periodically uses the services of an independent executive compensation consulting firm (the “independent compensation consultant”), currently Watson Wyatt Worldwide, which reports directly to the Committee and works with management on behalf of the Committee as the Committee determines is necessary. During 2008, the independent compensation consultant provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and the other executive officers. Additionally, the independent compensation consultant provided the Committee with input on executive compensation items such as executive employment agreements and change-in-control, along with providing market data on independent director compensation programs.

2008 Compensation

Competitive Benchmarking – Definition of Market

The Committee periodically reviews compensation data for comparable executive positions in the competitive market.  The independent compensation consultant assists with this analysis.  During 2008, the consultant provided competitive compensation analysis relating to the CEO position that the Committee and the Board used to establish the 2009 compensation level for our new CEO.  Additionally, the independent compensation consultant conducted and provided similar compensation data for all other executive officers, which was to be used in the 2009 compensation review process.

For purposes of competitive market analysis, the Committee reviews market data for comparable executive positions as provided by the independent compensation consultant.  For purposes of executive compensation benchmarking, our executive officers are matched based on job functions and responsibilities.  During 2008, we compared compensation at similarly sized companies in general industry (the “comparator group”) as we feel this is the industry segment in which we compete for executive talent, especially in light of the increasing importance of our Logistics segment.  All compensation data is size-adjusted to reflect our business size.

In addition to reviewing general market data for the purpose of evaluating the CEO’s total compensation, the Committee also reviewed market data for specific logistics and manufacturing companies representing our business mix.  This group of companies was originally selected and is modified from time to time with assistance from the independent compensation consultant.  The 2008 peer group is slightly different than the 2007 group, with increased emphasis on logistics businesses, reflecting the growing importance of our Logistics segment.  The named companies used for benchmarking in 2008 include:

• Accuride Corporation	• Landstar System, Inc.
• Brightpoint, Inc.	• LKQ Corporation
• Dorman Products, Inc.	• ModusLink Global Solutions, Inc.
• Dynamex, Inc.	• Pacer International, Inc.
• Forward Air Corporation	• Park-Ohio Holdings Corp.
• Fuel Systems Solutions, Inc.	• Proliance International, Inc.
• Gentex Corporation	• Standard Motor Products, Inc.
• Hawk CP CLA	• Stoneridge, Inc.
• Hub Group, Inc.	• UTi Worldwide, Inc.
• InfoSonics Corporation	• Velocity Express Corporation

Competitive Compensation Objectives

Our executive compensation is based on a pay-for-performance philosophy, emphasizing performance against measures that historically have correlated with increases in stockholder value.  It is the policy of the Committee to set compensation targets for fixed pay (base salary and benefits) at approximately the 50th percentile of the market as defined by the comparator group, while variable compensation is targeted at the 50th percentile for annual incentives and the 75th percentile for long-term incentives.

We believe that in order to emphasize a long-term perspective directly tied to stockholder value, a significant portion of the executive’s compensation should be in the form of incentive awards and long-term equity awards, or “pay-at-risk.”  The percentage of pay-at-risk increases as the level of business responsibility increases. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on our overall performance.

The 2008 mix of total compensation for the NEOs is described in the table below.  Variable compensation represents 79% of CEO total target compensation, and between 50%-70% of total target compensation for all other NEOs.  The Committee believes this compensation structure aligns the financial interests of the NEOs and other executive officers with the interests of our stockholders because it rewards management for the achievement of long-term financial results and stockholder value creation.

Name	Base Salary	Annual Incentive Target	Long-Term Incentive Target	Total
Donald T. Johnson, Jr.	21%	18%	61%	100%
Todd R. Peters	31%	23%	46%	100%
Ashoka Achuthan	35%	21%	44%	100%
F. Antony Francis	35%	21%	44%	100%
John M. Pinkerton	46%	20%	34%	100%
Richard L. Stanley	35%	21%	44%	100%

The Base Salary percentage included in the table above was calculated using the amounts disclosed in the Summary Compensation Table appearing below.  The Annual Incentive Target and Long-Term Incentive Target percentages were calculated using amounts disclosed in the Grants of Plan-Based Awards Table appearing below.  The elements of our executive compensation program are described in more detail below.

Base Salary

We provide NEOs and other executive officers with a base salary to compensate them for services rendered during the fiscal year.  For each position, the Committee establishes a base salary range that takes into consideration the position and its responsibility, level of experience and knowledge, the market data on salaries, internal comparability, individual performance, and recommendations provided by the independent compensation consultant.

Within that range a specific base salary is then determined.  It is our policy to provide a base salary for a given position that is between 75% and 125% of the market value established for that position.

Each year, the individual performance of the executive officers is reviewed by the CEO.  These performance assessments and the salary recommendations, if any, are then reviewed with the Committee which, utilizing the provided market data and existing officer salary data, either approves the recommendations or revises them as it deems appropriate.

In the case of the CEO, his performance is evaluated annually by the Committee against a detailed list of performance objectives that have been mutually agreed upon by the Committee and the CEO at the beginning of the year.  These objectives include specific measurable financial performance metrics, business strategy implementation milestones, and leadership development/succession planning goals.  The Committee utilizes the performance review and the competitive market data to determine the appropriate salary level for the CEO.  The salary for the CEO is then recommended by the Committee and reviewed and approved by the full Board of Directors.

For 2008, the Committee recommended and the Board concurred that Mr. Johnson’s base salary be maintained at its 2007 level of $560,000.  The Committee based this decision on its evaluation of compensation data provided by the independent compensation consultant showing that Mr. Johnson’s salary was reflective of the competitive market.  The average salary increase granted as of January 1, 2008 for the other executive officers, excluding Antony Francis and John Pinkerton, was 3.4%, which closely reflected the average salary movement within the comparator group.  Messrs. Peters, Francis and Pinkerton received promotional increases during the course of 2008, commensurate with their new responsibilities, and are noted in the footnotes to the Summary Compensation Table appearing below.

With his appointment as CEO, effective January 1, 2009, Mr. Peters and the Board agreed to a new employment agreement that set Mr. Peters’ base salary at $450,000 based on his experience and competitive market data.  Future increases, if any, for Mr. Peters will be based on the Board’s assessment of his performance and competitive compensation data.

While we would have recommended 2009 merit increases and salary adjustments for the other executive officers during the December 2008 Committee meeting, we decided to freeze base salaries at 2008 levels until more is known about the impact of the current economic environment on our businesses.

Performance-Based Incentive Compensation

We provide annual incentive opportunities through our Management Incentive Compensation Plan (the “IC Plan”), which rewards executive officers and other senior management for the achievement of annual financial results.  We believe this focuses the executives on achieving annual financial goals that are indicative of improved year-over-year performance.  The IC Plan constitutes at-risk compensation that is tied to business results.  All of the performance measures in the IC Plan reflect our business strategy and key financial metrics that we believe will drive stockholder value while rewarding the executive officers for exceptional individual and corporate performance.  Furthermore, under the terms of the IC Plan, the Committee (or the Board in the case of the CEO) has the discretion to evaluate the business results and exercise judgment to determine the appropriate incentive payments.

Performance Measures.  We believe EPS and earnings before interest and taxes (“EBIT”) are key indicators of financial performance.  Therefore, the primary corporate financial measure in the IC Plan for 2008 was EPS while EBIT served as the primary financial metric for the business segment leadership.   Corporate officer positions are measured entirely on EPS while business segment leadership is measured 70% on such segment’s EBIT and 30% on EPS.  For business segment leadership, we believe this weighting provides the appropriate incentive to drive business segment performance.  For each of these metrics, a minimum performance level must be achieved before any payment can be made for that metric.  For 2008, the threshold levels were as follows:

•	EPS – 93% of target
•	EBIT – 85% of target (both Drivetrain and Logistics)

In addition, we believe all employees must be fully committed to customer quality and service.  Therefore, the IC Plan includes a “quality and service” component pursuant to which the Committee may reduce plan awards by up to 20% if we or a business segment do not achieve established quality and service objectives.  The quality and service objectives include items such as service levels required by customer contracts, failure rates and warranty costs, and are reviewed regularly by the CEO with the appropriate business team.  At the conclusion of the year, the Committee (or the Board of Directors in the case of the CEO) reviews the quality and service performance and, based on the recommendations from the CEO (or the Committee in the case of the CEO), determines whether any bonus reduction is to be implemented.

Target Award Opportunities.  The target awards under the IC Plan have been established based on recommendations from the independent compensation consultant to reflect the 50th percentile of annual target incentive awards for similar positions within the market.  For 2008, the target incentive award was 90% of base salary for the CEO, 75% of base salary for the COO, and 45% to 60% of base salary for the other NEOs, in each case with a minimum “cut-off” award equal to 25% of the target award and a maximum “stretch” award equal to 300% of the target award.

Actual 2008 results. The financial performance targets and results for 2008 were as follows:

Financial Measure	2008 IC Goal	2008 Actual Results	2008 Adjusted Results(1)
Corporate EPS	$1.86	$(1.09)	$1.91
Drivetrain EBIT(2)	$28.6 million	$(81.3) million	$7.5 million
Logistics EBIT(2)	$49.8 million	$56.2 million	$56.2 million
_______________________
(1)	Excludes $88.8 million of restructuring and goodwill impairment charges incurred in the Drivetrain segment.
(2)	EBIT is the operating income (loss) for the segment.

Our reported loss from continuing operations per share of $1.09 for 2008 included (i) $9.7 million of restructuring charges in our Drivetrain segment and (ii) $79.1 million of goodwill impairment charge based on a revaluation of goodwill related to the Drivetrain business.  These charges are directly related to the economic conditions faced by our automotive customers and are considered by the Committee and the Board not to be indicative of normal operations.  As noted in the table above, if these charges were excluded, we achieved adjusted EPS from continuing operations of $1.91, which exceeded the $1.86 performance target for the IC Plan.  The Committee and the Board believe that the adjusted results are a more accurate reflection of our 2008 performance.

In addition to the adjusted EPS, other management achievements in 2008 included completion of a $50 million stock repurchase program, ending the year with approximately $17.2 million in cash and cash equivalents, and Logistics segment growth of 20.2% over 2007.

In light of the various actions taken by Management during 2008 to achieve the adjusted EPS of $1.91 and the other 2008 achievements, the Committee determined that it was appropriate to provide a bonus award for the EPS component.  Accordingly, the Committee (or the Board of Directors in the case of the CEO) approved an incentive payment equal to 70% of target award for the EPS component.  In the judgment of the Committee and the Board, this payment reflects the appropriate incentive reward for the strong operating results and the strategic decisions made to reposition the business.  As a result, 2008 IC Plan payments to the NEOs were as follows:

Name	Payout Related to Adjusted EPS	Payout Related to Drivetrain EBIT	Payout Related to Logistics EBIT	Total 2008 Payout under the IC Plan
Donald T. Johnson, Jr.	$352,800	NA	NA	$352,800
Todd R. Peters	$176,158	NA	NA	$176,158
Ashoka Achuthan	NA	NA	NA	NA
F. Antony Francis	$27,953	NA	$128,174	$156,127
John M. Pinkerton	$98,507	NA	NA	$98,507
Richard L. Stanley	$42,210	$0	NA	$42,210

There were no discretionary adjustments to the bonus amounts made during 2008 for quality and service performance.

Long-Term Incentives

Our long-term incentive program is a key element of our total compensation program.  Long-term incentives are the largest component of variable compensation and provide the strongest tie to long-term stockholder value by linking a significant portion of executive compensation directly to stock price performance.  Our long-term incentive plan (“LTIP”), which was approved and implemented in 2007, includes a stock component (both options and restricted stock) and a cash component that rewards management for achieving specific financial targets over a three-year performance period.

LTIP Award Opportunities. The target LTIP incentive opportunities have been established based on the independent compensation consultant’s review of the comparator group’s long-term incentive practices and our compensation philosophy described above.  For 2008, the economic value of the total LTIP incentive award was set at 300% of salary for the CEO, 150% of salary for the COO, 125% of salary for the CFO and business segment Presidents, and 75% of salary for the Vice President and CAO.  These award sizes are consistent with the 75th percentile of LTIP awards within the competitive marketplace.

The current value mix in the LTIP provides approximately 70% of the value through the stock component and 30% of the value through the cash component.  Each of these components is discussed in more detail below, and the Grants of Plan-Based Award Table appearing below contains the long-term awards for each of the NEOs.

Stock Options. Stock options reward management for increases in our stock price above the price at the time the options are granted and thus provide a direct link to stockholder value creation.  The annual awards of stock options for 2008 for the NEOs, other than Messrs. Johnson and Achuthan, took place at the Committee’s regularly scheduled meeting on June 3, 2008.  These stock options have an exercise price of $22.02.  Mr. Johnson’s grant was approved by the Board on February 6, 2008, concurrent with the signing of his new employment agreement and his options have an exercise price of $24.19.  The Committee granted options to Mr. Achuthan at the time of his hiring on December 8, 2008 with an exercise price of $16.98.  In each of these cases the exercise price was equal to the closing stock price on the date of grant.  The Committee and the Board have never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor have they granted options that are priced on a date other than the grant date.  Since the end of 1998, we have maintained a policy against repricing stock options without stockholder approval.  All awards of stock options require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

All stock option grants are granted in the form of nonqualified stock options and vest at the rate of 33.3% per year over the first three years of the ten-year option term.  In the case of NEOs other than Mr. Johnson, vesting rights cease in connection with termination of employment except in the case of the NEO’s death, disability or termination without cause within 18 months after a change in control, in which cases vesting is accelerated.  For Mr. Johnson, vesting may continue post-employment pursuant to a provision of his employment agreement that provides for continued vesting  under certain circumstances.  See “Potential Payments Upon Termination or Change-In-Control” below.

Restricted Stock.  Restricted stock grants build executive stock ownership and focus executives on long-term company performance.  Furthermore, awards of restricted stock are consistent with current market practice.  Restricted shares were granted to the NEOs, other than Messrs. Johnson and Achuthan, on June 3, 2008 when the stock price was $22.02.  These restricted stock awards are nontransferable and will vest at the rate of 33.3% per year.  Mr. Johnson, in conjunction with the signing of his new employment agreement, was granted a restricted stock award on February 6, 2008 when the stock price was $24.19.  On December 8, 2008, when the stock price was $16.98, the Committee granted Mr. Achuthan a restricted stock award based upon his employment and Mr. Pinkerton a restricted stock award in recognition of his appointment as CAO.  All restricted stock awards have voting and dividend rights (although we do not pay dividends).  Awards of all restricted stock require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

It is the Committee’s intent to generally grant stock awards at approximately the same time each year – at the time of our annual meeting, which typically takes place in late May or early June.    We do not have a formal policy with regards to the timing of stock option or restricted stock grants and the release of material non-public information.

Long-Term Cash. The cash component of the LTIP is intended to focus the executives on financial and strategic goals important to us over a three-year period.   The target opportunities for the cash component range from 90% of base salary for the CEO to an average of 25% of base salary for the other NEOs.  In each case there is a “cut-off” award equal to 90% of the target award and a “stretch” award equal to 150% of the target award.

The financial performance metrics for the 2006-2008 LTIP performance period and the 2008-2010 LTIP performance period (we do not have a cash component of the LTIP with respect to 2007-2009) are compounded annual growth rate (“CAGR”) for both revenue and operating income, and return on invested capital (“ROIC”).  These three financial metrics all have equal weight.  These metrics were selected because we believe that they are key indicators and drivers of long-term stockholder value.  Utilizing the same approach as the annual plan, corporate officer positions are measured entirely on our results while business segment leadership is measured 70% on such segment’s results and 30% on our results.

Actual results for the 2006-2008 Performance Period.  The financial performance targets and results for the three years ended 2008 were as follows:

Financial Measure	3-Year Goal	3-Year Actual
ATC
CAGR – Revenue	12.4%	8.1%
CAGR – Net Income	12.9%	-164.9%
ROIC	16.1%	-7.0%
Drivetrain
CAGR – Revenue	4.8%	-12.7%
CAGR – Net Income	3.5%	-225.5%
ROIC	11.8%	-42.0%
Logistics
CAGR – Revenue	23.5%	31.9%
CAGR – Net Income	28.2%	46.8%
ROIC	26.1%	36.0%

Based on three-year financial results, the LTIP 2006-2008 performance period payments to the NEOs were as follows:

Name	Payout Related to Corporate Results	Payout Related to Drivetrain Results	Payout Related to Logistics Results	Total 2008 Payout for the 2006- 2008 LTIP Performance Period
Donald T. Johnson, Jr.	$0	NA	NA	$0
Todd R. Peters	$0	NA	NA	$0
Ashoka Achuthan	NA	NA	NA	NA
F. Antony Francis	$0	NA	$18,555	$18,555
John M. Pinkerton	$0	NA	NA	$0
Richard L. Stanley	$0	$0	NA	$0

Retirement and Other Benefits

Retirement Savings Plan and Deferral Plan

Unlike many of our competitors, we do not offer a defined benefit retirement plan.  Executive officers may participate in our Retirement Savings Plan, a tax-qualified 401(k) plan pursuant to which all our U.S.-based employees, including the NEOs, are able to contribute the lesser of (i) up to 75% of their annual compensation (salary and bonus) or (ii) the limit prescribed by the Internal Revenue Service.  We match 50% on the first 6% of compensation that is contributed by an employee to the plan.  However, due to the legal contribution limits on defined contribution retirement plans, the actual benefit to executive officers under the plan is severely limited.  All employee contributions are fully vested upon contribution, while the matching contribution vests at the rate of 20% per year from the date of hire.

To provide somewhat more competitive retirement benefits, we offer our executive officers and other selected U.S.-based employees the opportunity to participate in a nonqualified deferred compensation plan.  Under this plan, key employees are eligible to defer up to 75% of annual base salary and 100% of annual cash incentive compensation and/or commission awards.  For 2008, the Committee (and the Board of Directors in the case of the CEO) approved a matching contribution of 50% of the first 10% of base salary deferred during the year.  The matching contribution vests at the rate of 20% per year from the date of hire and is in addition to any matching contributions the NEO receives under our Retirement Savings Plan.  Outside directors are also eligible to defer up to 100% of their annual retainer but without a matching contribution.

All of the compensation associated with these plans for 2008 is included in the “Other Compensation” column of the Summary Compensation Table appearing below.

Perquisites and Other Personal Benefits

We provide a car allowance of $24,000 per year for the CEO and $9,600 per year for the other executive officers, except for one executive officer who has the use of a drive audit vehicle (i.e., a vehicle provided to an employee, without charge, for the purpose of testing our remanufactured products).  The Committee believes this auto allowance is consistent with typical market practice for company car programs and is part of offering a market-competitive total compensation program.

Each executive officer, other than the CEO, also receives an annual allowance equal to 2% of base salary for expenses related to financial counseling, tax and legal services, club dues, home office and the like.  Our former CEO received $20,000 annually while our new CEO receives an annual allowance equal to 3% of base salary for such expenses.  This flexible structure enables executives to select benefits based on their individual circumstances, thereby raising the perceived value of the program.

These perquisites and benefits are offered in order to (i) provide executives with certain conveniences so that they can focus more on our business matters, and (ii) offer a market-competitive total compensation package.  The Committee periodically reviews the levels of perquisites and other personal benefits to the NEOs and believes they are reasonable and consistent with our overall compensation program.

All of the compensation to the NEOs associated with these perquisites and other personal benefits for 2008 is included in the “Other Compensation” column of the Summary Compensation Table appearing below.

Executive Compensation Employment Agreements

We have entered into written employment agreements with each of our executive officers, which provide for various benefits, including severance payable under certain circumstances.  These employment agreements are designed to promote stability and continuity among our senior management team.  For information regarding these agreements for the NEOs, see “Summary Compensation Table” and “Potential Payments Upon Termination or Change-in-Control” appearing below.

Tax and Accounting Implications

Deductibility of Executive Compensation - Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly compensated executive officers of publicly-held companies.  There is an exception to this rule for “performance-based compensation.”

The Committee’s long-term objective is that our compensation programs qualify as performance-based compensation for purposes of Section 162(m) in order to maximize our corporate tax deduction.  Therefore, as required by Section 162(m) both the annual incentive plans and long-term incentive plans were approved by stockholders to qualify applicable compensation as “performance based.”  Furthermore, the incentive plans are administered by the Committee in order to be compliant with Section 162(m).  Since May 2004, the Committee has been composed solely of outside directors for purposes of Section 162(m).  While the Committee’s general policy is to preserve the deductibility of most compensation paid to our covered executives, it may from time to time authorize payments that might not be deductible if the Committee believes that those payments are in the best interests of stockholders.

Compensation and Nominating Committee Report

The Compensation and Nominating Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis appearing above with our management and, based on such review and discussions, the Compensation and Nominating Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the year ended December 31, 2008 and this Proxy Statement.

Compensation and Nominating Committee
                        Curtland E. Fields, Chairman
                        Robert L. Evans
                        Michael D. Jordan

The foregoing report of the Compensation and Nominating Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for 2006, 2007 and 2008, for services to us in all capacities, of the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)	(i)		(j)
Donald T. Johnson Jr. Chairman (and CEO prior to 1/1/09)	2008	$560,000	(3)	$0		$614,594	$536,113	$352,800		$0	$82,327	(4)	$2,145,834
	2007	$560,000	(5)	$0		$618,324	$501,860	$1,512,000	(6)	$0	$79,443	(7)	$3,271,627
	2006	$535,000	(5)	$0		$330,557	$281,421	$0		$0	$66,178	(8)	$1,213,156
Todd R. Peters President and CEO (since 1/1/09)	2008	$366,377	(9)	$0		$163,059	$157,872	$176,158		$0	$19,011	(10)	$882,477
	2007	$337,500		$0		$138,567	$120,864	$607,500		$0	$17,620	(11)	$1,222,051
	2006	$324,500		$0		$151,876	$125,404	$0		$0	$17,009	(12)	$618,789
Ashoka Achuthan Vice President and CFO	2008	$18,173	(13)	$75,000	(14)	$13,618	$6,797	$0		$0	$914	(15)	$114,502
F. Antony Francis President, ATC Logistics	2008	$252,123	(16)	$0		$91,456	$86,058	$174,682	(17)	$0	$343,918	(18)	$948,237
	2007	$108,461	(19)	$0		$15,509	$13,826	$127,924		$0	$168,493	(20)	$434,213
John M. Pinkerton Vice President and CAO	2008	$247,459	(21)	$0		$66,160	$58,396	$98,507		$0	$36,144	(22)	$506,666
	2007	$219,373	(23)	$0		$61,013	$51,674	$296,595		$0	$33,286	(24)	$661,941
	2006	$210,961	(23)	$0		$54,683	$35,640	$0		$0	$33,696	(25)	$334,980
Richard L. Stanley President, ATC Drivetrain	2008	$335,000	(26)	$0		$433,220	$178,630	$42,210		$0	$41,718	(27)	$1,030,778
	2007	$162,346	(28)	$50,000		$247,907	$82,354	$118,181		$0	$52,510	(29)	$713,298
_______________________
(1)
The assumptions used in the computation of our stock and option award fair values are set forth in Note 2 – Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Bonuses are paid under our annual and long-term (3-year) incentive compensation plans for a particular year/period if we achieve or exceed specified financial targets for the year/period, and are paid during the first quarter of the following year.

(3)	Mr. Johnson deferred 50% of his annual base salary pursuant to our executive deferred compensation plan.
(4)
Consists of $6,900 company matching contribution under our 401(k) Plan, $28,000 company matching contribution under our executive deferred compensation plan, $24,000 automobile allowance, $20,000 personal financial planning and club dues allowance, and $3,427 in company-paid life insurance premiums.

(5)	Mr. Johnson deferred 75% of his annual base salary pursuant to our executive deferred compensation plan.
(6)	Mr. Johnson deferred 100% of this amount pursuant to our executive deferred compensation plan.
(7)
Consists of $4,200 company matching contribution under our 401(k) Plan, $28,876 company matching contribution under our executive deferred compensation plan, $24,000 automobile allowance, $18,939 in reimbursement for club dues and personal financial planning costs, and $3,427 in company-paid life insurance premiums.

(8)
Consists of $6,442 company matching contribution under our 401(k) Plan, $28,076 company matching contribution under our executive deferred compensation plan, $20,000 automobile allowance, $10,700 in reimbursement for club dues and personal financial planning costs, and $960 in company-paid life insurance premiums.

(9)
Mr. Peters' base salary was $344,500 for the period January 1, 2008 - May 12, 2008 while he served as Vice President and CFO.  Upon his promotion to President and COO on May 13, 2008, Mr. Peters' base salary was increased to $378,000.  Mr. Peters was promoted to President and CEO effective January 1, 2009 and his base salary was increased to $450,000.

(10)	Consists of $9,600 automobile allowance, $7,302 personal financial planning and club dues allowance, and $2,108 in company-paid life insurance premiums.

(11)	Consists of $9,600 automobile allowance, $5,954 in reimbursement for club dues and financial planning costs, and $2,067 in company-paid life insurance premiums.
(12)	Consists of $9,600 automobile allowance, $6,490 in reimbursement for club dues and financial planning costs, and $919 in company-paid life insurance premiums.
(13)	Mr. Achuthan was hired December 8, 2008. Mr. Achuthan deferred 20% of this amount pursuant to our executive deferred compensation plan. His full year annual base salary is $315,000.
(14)	Mr. Achuthan deferred 75% of this amount pursuant to our executive deferred compensation plan.
(15)	Consists of $303 company matching contribution under our executive deferred compensation plan, $369 automobile allowance, and $242 personal financial planning and club dues allowance.
(16)
Mr. Francis' base salary was $238,600 until July 15, 2008 when he was promoted to President of ATC Logistics and his base salary was increased to $270,000.  Mr. Francis deferred 3% of his 2008 base salary pursuant to our executive deferred compensation plan.

(17)
Consists of $156,127 payable under our annual incentive compensation plan for 2008 and $18,555 payable under the company's long-term incentive plan for the 2006-08 period.  Mr. Francis deferred 15% of his annual incentive bonus award pursuant to our executive deferred compensation plan.

(18)
Consists of $6,211 company matching contribution under our 401(k) Plan, $3,762 company matching contribution under our executive deferred compensation plan, $7,523 automobile allowance, $2,077 personal financial planning and club dues allowance, $999 in company-paid life insurance premiums, and $323,347 in relocation-related costs.

(19)	Mr. Francis was hired July 2, 2007 and his full year annual base salary was $235,000.
(20)	Consists of $542 company matching contribution under our 401(k) Plan, $2,769 automobile allowance, $160 in company-paid life insurance premiums, and $145,438 in relocation-related costs.
(21)
Mr. Pinkerton's base salary was increased to $256,500, effective December 8, 2008 upon his appointment as Vice President and CAO.  Mr. Pinkerton deferred 10% of his 2008 base salary pursuant to our executive deferred compensation plan.

(22)
Consists of $6,900 company matching contribution under our 401(k) Plan, $13,613 company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $4,620 personal financial planning and club dues allowance, and $1,412 in company-paid life insurance premiums.

(23)	Mr. Pinkerton deferred 10% of his base salary pursuant to our executive deferred compensation plan.
(24)
Consists of $5,923 company matching contribution under our 401(k) Plan, $12,023 company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $4,394 in reimbursement for club dues and personal financial planning costs, and $1,346 in company-paid life insurance premiums.

(25)
Consists of $6,600 company matching contribution under our 401(k) Plan, $12,433 company matching contribution under our executive deferred compensation plan, $9,600 automobile allowance, $4,224 in reimbursement for club dues and personal financial planning costs, and $839 in company-paid life insurance premiums.

(26)	Mr. Stanley deferred 10% of his base salary pursuant to our executive deferred compensation plan.
(27)
Consists of $5,285 company matching contribution under our 401(k) Plan, $16,750 company matching contribution under our executive deferred compensation plan, $6,958 personal financial planning and club dues allowance $2,050 in company-paid life insurance premiums, and $10,675 in relocation-related costs.

(28)	Mr. Stanley was hired July 9, 2007. Mr. Stanley deferred 10% of this amount pursuant to our executive deferred compensation plan. His full year annual base salary was $335,000.
(29)
Consists of $1,392 company matching contribution under our 401(k) Plan, $7,087 company matching contribution under our executive deferred compensation plan $3,350 in reimbursement for club dues and personal financial planning costs, $2,050 in company-paid life insurance premiums, and $38,632 in relocation costs.

We have a written employment agreement with each of our NEOs.  The agreement with Mr. Johnson expires at our annual meeting in June 2009 while the agreement with each of the other NEOs has a three-year term with unlimited automatic annual renewals.

Each agreement provides for a base salary, participation in our various incentive and benefit plans, and various perquisites, including an annual car allowance (for 2009:  $10,126 for Mr. Johnson, $24,000 for Mr. Peters and $9,600 for other executive officers except for Mr. Stanley, who is provided a drive-audit vehicle), and reimbursement of the executive’s expenses for financial planning, club dues and similar matters (for 2009:  capped at $8,438 for Mr. Johnson and a percentage of annual base salary for other executives (3% in the case of Mr. Peters and 2% in the case of other executive officers)).

Each agreement includes a noncompetition provision that runs for a specified period after the executive ceases to be employed by ATC Technology Corporation.  The period is 24 months in the case of Messrs. Johnson and Peters and 18 months in the case of the other executive officers.  Each agreement also contains a confidentiality provision and a provision that prohibits the executive officer from soliciting our employees for employment by other companies during a specified period after leaving ATC Technology Corporation.

Each of the employment agreements provides for severance payments to the executive officer in certain circumstances.  See “Potential Payments Upon Termination or Change-in-Control” below.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made in 2008 to the NEOs under our various incentive plans:

Name	Grant Date	Estimated Future Payouts under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold $	Target $	Maximum $		Threshold #	Target #	Maximum #
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)		(k)	(l)
Donald T. Johnson Jr.	January 1, 2008	$126,000	$504,000	$1,512,000	(1)
	January 1, 2008	$453,600	$504,000	$756,000	(2)
	February 6, 2008								22,231	(3)	-		-	$537,768
	February 6, 2008								-		71,275	(3)	$24.19	$478,369
Todd R. Peters	January 1, 2008	$62,925	$251,700	$755,100	(1)
	January 1, 2008	$288,900	$321,000	$481,500	(2)
	June 3, 2008								9,012	(4)	-		-	$198,444
	June 3, 2008								-		30,162	(3)	$22.02	$198,653
Ashoka Achuthan	December 8, 2008	$73,800	$82,000	$123,000	(2)
	December 8, 2008								20,000	(3)	-		-	$339,600
	December 8, 2008								-		30,000	(3)	$16.98	$168,819
F. Antony Francis	January 1, 2008	$33,275	$133,100	$399,300	(1)
	January 1, 2008	$55,440	$61,600	$92,400	(2)
	June 3, 2008								5,364	(3)	-		-	$118,115
	June 3, 2008								-		17,953	(3)	$22.02	$118,242
John M. Pinkerton	January 1, 2008	$35,200	$140,800	$422,400	(1)
	January 1, 2008	$79,560	$88,400	$132,600	(2)
	June 3, 2008								2,748	(4)	-		-	$60,511
	June 3, 2008								-		9,196	(3)	$22.02	$60,567
	December 8, 2008								7,500	(4)	-		-	$127,350
Richard L. Stanley	January 1, 2008	$50,250	$201,000	$603,000	(1)
	January 1, 2008	$113,040	$125,600	$188,400	(2)
	June 3, 2008								6,656	(3)	-		-	$146,565
	June 3, 2008								-		22,275	(3)	$22.02	$146,708
_______________________
(1)
Established under the annual Incentive Compensation Plan and payable if we achieve or exceed specified EPS and other financial targets for the year ended December 31, 2008 (provided that any bonus may be reduced by up to 20% if certain quality and service metrics are not achieved).   The amounts shown in column (c) reflect the minimum payments under the Incentive Compensation Plan, which are 25% of the target amounts shown in column (d).  The amounts shown in column (e) are 300% of such target amounts.  These amounts are based on the individual's current salary, position and eligibility period.  For 2009, the maximum payout has been reduced to 200% of such target amounts.

(2)
Established under the Long-Term (3-year) Incentive Compensation Plan and payable if we achieve or exceed specified financial targets (CAGR - Revenue, CAGR - EBIT, ROIC) for the three-year period ending December 31, 2010.   The amounts shown in column (c) reflect the minimum payments under the Long-Term Incentive Compensation Plan, which are 90% of the target amounts shown in column (d).  The amounts shown in column (e) are 150% of such target amounts.  These amounts are based on the individual's salary, position and eligibility period as of January 1, 2008 or hire date, whichever is later.

(3)	Awarded under the 2006 Stock Incentive Plan. No consideration was paid for the award.
(4)	Awarded under the 2004 Stock Incentive Plan. No consideration was paid for the award.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised stock options, unvested restricted stock, and equity incentive plan awards for each NEO outstanding as of December 31, 2008:

Name	Options Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Donald T. Johnson, Jr.							48,081	(1)	$703,425
	108,146	0			$14.0000	01/02/14
	75,000	0			$15.8500	06/02/15
	37,500	18,750	(2)		$24.6900	06/01/16
	29,234	58,466	(3)		$20.8000	01/19/17
	0	71,275	(4)		$24.1900	02/06/18
Todd R. Peters							14,119	(5)	$206,561
	11,250	5,625	(2)		$24.6900	06/01/16
	5,196	10,392	(6)		$30.4400	06/05/17
	0	30,162	(7)		$22.0200	06/03/18
Ashoka Achuthan							20,000	(8)	$292,600
	0	30,000	(8)		$16.9800	12/08/18
F. Antony Francis							7,364	(9)	$107,735
	3,000	6,000	(10)		$31.6500	09/25/17
	0	17,953	(7)		$22.0200	06/03/18
John M. Pinkerton							12,449	(11)	$182,129
	2,667	0			$14.9000	05/12/14
	5,625	2,812	(2)		$24.6900	06/01/16
	2,030	4,060	(6)		$30.4400	06/05/17
	0	9,196	(7)		$22.0200	06/03/18
Richard L. Stanley							25,322	(12)	$370,461
	10,000	20,000	(13)		$30.1700	07/09/17
	0	22,275	(7)		$22.0200	06/03/18
_______________________
(1)	9,800 vested in January 2009; 7,411 vested in February 2009; 6,250 vest in June 2009; 9,800 vest in January 2010; 14,820 vest in equal installments in February 2010 and February 2011.
(2)	Vest in June 2009.
(3)	29,233 vested in January 2009; 29,233 vest in January 2010.
(4)	23,758 vested in February 2009; 47,516 vest in equal installments in February 2010 and February 2011.
(5)	6,495 vest in June 2009; 4,620 vest in June 2010; 3,040 vest in June 2011.
(6)	Vest in equal installments in June 2009 and June 2010.
(7)	Vest in equal installments in June 2009, June 2010 and June 2011.
(8)	Vest in equal installments in December 2009, December 2010 and December 2011.
(9)	2,000 vest in equal installments in September 2009 and September 2010; 5,364 vest in equal installments in June 2009, June 2010 and June 2011.
(10)	Vest in equal installments in September 2009 and September 2010.
(11)	2,485 vest in June 2009; 1,548 vest in June 2010; 916 vest in June 2011; 7,500 vest in equal installments in December 2009, December 2010 and December 2011.
(12)	18,666 vest in equal installments in July 2009 and July 2010; 6,656 vest in equal installments in June 2009, June 2010 and June 2011.
(13)	Vest in equal installments in July 2009 and July 2010.

  Option Exercise and Stock Vesting Table

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock in 2008 for the NEOs:

Name	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Donald T. Johnson, Jr.	0	$0	24,383	$578,595
Todd R. Peters	0	$0	5,992	$134,815
Ashoka Achuthan	0	$0	0	$0
F. Antony Francis	0	$0	1,000	$23,000
John M. Pinkerton	0	$0	2,819	$63,268
Richard L. Stanley	0	$0	9,334	$214,215

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding the NEOs’ participation in our deferred compensation plan during 2008:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)	(d)	(e)	(f)
Donald T. Johnson Jr.	$1,770,076	(4)	$28,000	$72,062	$0	$3,569,233
Todd R. Peters	$0		$0	$0	$0	$0
Ashoka Achuthan	$57,462	(5)	$303	$1,921	$0	$59,685
F. Antony Francis	$7,523	(5)	$3,762	$(2,393)	$0	$8,892
John M. Pinkerton	$24,604	(5)	$13,613 (6)	$(7,357)	$0	$86,664
Richard L. Stanley	$33,500	(5)	$16,750	$(15,860)	$0	$55,882
_______________________
(1)	All of these amounts are reported as "All Other Compensation" in the Summary Compensation Table.
(2)	In 2008, we provided a matching contribution of $0.50 on the first 10% of base salary deferred.
(3)	None of these amounts are reported as 2008 compensation in the Summary Compensation Table.
(4)	Includes $1,512,000 of 2007 compensation paid in 2008 and $258,076 of 2008 compensation as reported in the Summary Compensation Table.
(5)	Reported as 2008 compensation in the Summary Compensation Table.
(6)	Includes a special contribution of $1,311 made by us to replace a forfeited 401(k) Plan company matching contribution.

Our nonqualified deferred compensation plan, which is designed to comply with the requirements of Section 409A of the Internal Revenue Code, enables our executive officers and directors to defer a portion of the cash compensation payable to them.  Officers may defer up to 75% of base salary and up to 100% of annual incentive bonus and/or commission awards, and directors may defer up to 100% of annual retainer.  The plan provides for a contribution made by us of 50 cents for each dollar of the first 10% of base salary deferred by an officer.  Plan participants elect to invest contributions in assorted mutual funds available under the plan.  Distributions from the plan can be made in a lump sum payment or in annual payments over a period not to exceed 15 years.  “In-service” distributions (i.e., distributions made while the participant is still employed by us) may not be made prior to two years after the establishment of the in-service account in question.  “Post-separation” distributions (i.e., distributions made after the participant ceases to be employed by us) may not be made until six months after the separation.  A participant may also receive a one-time distribution of some or all of such participant’s deferred account in the event of financial hardship caused by certain “unforeseen emergencies” (as defined in the plan).

The following table shows the funds available under the deferred compensation plan and their annual rate of return for the year ended December 31, 2008, as reported by the administrator of the plan:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Century Equity Income Adv. Fund	(20.25)%	Principal Investors Money Market R5 Fund	2.43%
American Funds EuroPacific Growth R3 Fund	(40.71)%	Jacobs Levy Equity Management MidCap Value II R5. Fund	(42.47)%
American Funds Growth Fund of America R3 Fund	(39.24)%	Principal Real Estate Investors Real Estate Securities R5 Fund	(32.73)%
Calvert Social Investment Bond A Fund	(5.03)%	Principal Global Investors SmallCap Blend R5 Fund	(36.80)%
Lord Abbett All Value P Fund	(28.84)%	Principal Global Investors SmallCap Value R5 Fund	(27.99)%
Principal Global Investors International Growth R5 Fund	(47.05)%	Russell LifePoints® Balanced Strategy E Fund	(29.92)%
Columbus Circle Investors LargeCap Growth R5 Fund	(42.96)%	Russell LifePoints® Equity Growth Strategy E Fund	(42.07)%
Principal Global Investors MidCap Blend R5 Fund	(33.92)%

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements with our NEOs provides that we will make severance payments and provide severance benefits to the executive if his employment with us terminates under certain circumstances.  For purposes of the following discussion, the “termination date” means the date the executive ceases to be our employee, whether due to nonrenewal of the employment agreement, termination by us, or the executive’s resignation, death or disability.

The agreement that was in effect during 2008 with Mr. Johnson as CEO provided for severance equal to 24 months of base salary and 2.0 times his target bonus under our annual IC Plan, plus a prorated portion of any cash bonus under our LTIP, unless termination occurred within 18 months after a “change in control” (see below), in which case his severance would have equaled 36 months of base salary, 3.0 times his target bonus under our annual IC Plan, and a prorated portion of any cash bonuses under our annual IC Plan and our LTIP.  In connection with Mr. Johnson’s retirement as CEO on January 1, 2009, his 2008 agreement was cancelled and we entered into a new agreement with him that expires in June 2009.  The new agreement provides that if Mr. Johnson is terminated without cause, resigns for “good reason” (see below) or becomes disabled, he would receive severance of $1,120,000 (which represents two times his annualized salary for 2009).  Mr. Johnson will continue to be covered under our medical plan for a period of five years following the time he ceases to be Chairman.

Mr. Johnson’s unvested stock options and restricted stock as of the date he ceases to be Chairman will continue to vest according to their vesting schedules after the termination date under the following circumstances: (i) the expiration of his employment agreement in June 2009; (ii) his termination without cause (or resignation for good reason); (iii) his voluntary resignation if the Board determines that Mr. Johnson has provided an orderly transition to his successor; or (iv) his permanent disability.  If Mr. Johnson ceases to be Chairman due to his death, then all his unvested stock options and restricted stock would immediately vest.  If he voluntarily resigns without providing an orderly transition or is terminated for cause, then his stock options and restricted stock that are unvested as of the termination date would terminate.  His options that are vested on his termination date or that subsequently vest will be exercisable until the tenth anniversary of the date of their grant.

Mr. Johnson’s severance payments are subject to a tax “gross-up” of up to $5,000,000 to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if a change in control occurs within 18 months prior to his termination date.

The agreement that was in effect during 2008 with Mr. Peters as COO provided for severance equal to 18 months of base salary and 1.5 times his target bonus under our annual IC Plan, plus a prorated portion of any cash bonus under our LTIP, unless termination occurred within 18 months after a change in control, in which case his severance would have equaled 24 months of base salary, 2.0 times his target bonus under our annual IC Plan, and a prorated portion of any cash bonuses under our annual IC Plan and our LTIP.  In connection with Mr. Peters’ promotion to CEO on January 1, 2009, his 2008 agreement was cancelled and we entered into a new agreement with him that runs for three years with automatic annual renewals thereafter.  The new agreement provides that if he is terminated without cause (which includes a resignation for good reason or our nonrenewal of the agreement), he would receive severance equal to 24 months of base salary and 2.0 times his target bonus under our annual IC Plan for the year in which the termination occurs.  If the termination occurs within 18 months after a change in control, then the severance would also include a prorated portion of the cash bonus that would be payable under our annual IC Plan and our LTIP.  The agreement contains a “modified” tax “gross-up” provision to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if the aggregate of all parachute payments exceeds 320% of the “base amount” (as defined in Internal Revenue Code Section 280G).  Mr. Peters would continue to be covered under our medical plan for a period of two years following the termination date.

Severance is payable to any executive officer other than Messrs. Johnson and Peters if the officer is terminated without cause (which includes a resignation for good reason or our nonrenewal of the officer’s agreement).  Severance would equal 12 months of base salary (18 months for Mr. Achuthan) plus 1.0 times the target bonus under our annual IC Plan (1.5 times for Mr. Achuthan) for the year in which the termination date occurs.  If the termination date occurs within 18 months after a change in control, the executive officer would instead receive severance equal to 18 months of base salary (24 months for Mr. Achuthan), 1.5 times the target bonus under our annual IC Plan (2.0 times for Mr. Achuthan), and a prorated portion of any cash bonuses under our annual IC Plan and our LTIP.  The executive officer would continue to be covered under our medical plan during the severance period.

Severance payments to an executive officer would ordinarily be made over the severance period unless the termination date occurs within 18 months after a change in control, in which case the severance would generally be made in a single payment within ten days after the termination date.

If the employment of an executive officer (other than Mr. Johnson) terminates, all of his unvested stock options and shares of restricted stock would terminate on the termination date, unless either (i) a change in control has occurred within 18 months prior to the termination date or (ii) termination is due to the executive’s death or permanent disability, in which case all such unvested options and restricted stock would vest on the termination date.  Generally an executive will have 30 days after his or her termination date in which to exercise any stock options that vested on or before the executive’s termination date, except in the case of (x) termination without cause within 18 months after a change in control, or upon death or disability, in which case the executive (or his estate) would have one year from the termination date in which to exercise such vested options, or (y) retirement, in which case the executive (or his estate) would have the balance of the ten-year option term in which to exercise such vested options.

None of the executive employment agreements provides for any payments or benefits upon a change in control unless the executive’s employment terminates at the time of the change in control.

None of the executive employment agreements, other than those of Messrs. Johnson and Peters, provide for a tax “gross-up” to offset the “parachute” excise tax under Internal Revenue Code Section 4999.

It is a condition to receiving severance payments and benefits that the executive officer release us from all legal claims of any nature that he or she has or may have as of the termination date.

“Change in control” (CIC) occurs if (i) a reorganization, merger or consolidation of ATC Technology Corporation or sale of all or substantially all of our assets occurs unless after such transaction at least 85% of the total voting power of the entity surviving or resulting from such transaction is beneficially owned by persons who prior to the transaction beneficially owned 100% of the total voting power of ATC Technology Corporation, (ii) any stockholder (or group of stockholders) becomes the beneficial owner of more than 35% of the total voting power of ATC Technology Corporation, or (iii) during any 12-month period individuals who at the beginning of such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors.

“Good reason” means (i) a material diminution in the executive officer’s compensation, authority or responsibilities that is not justified by the executive’s performance, or (ii) our material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from the executive officer.

The following tables show the payments and benefits that the NEOs could receive in the event of certain termination events, based on their employment agreements as in effect on December 31, 2008:

	Donald T. Johnson Jr.

Executive Benefits and Payments Upon Termination	Voluntary Termination Without Board- approved Transition	Voluntary Termination With Board- approved Transition	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	-	$2,128,000	$3,192,000	-	$2,128,000
Short-term Incentive
Earned Annual Incentive Award	$352,800	$352,800	$352,800	$352,800	$352,800	$352,800	$352,800
Long-term Incentives
3-year Incentive Award	-	$168,000	-	$168,000	$168,000	$168,000	$168,000
Stock Options(2)	-	-	-	-	-	-	-
Restricted Stock(3)	-	$703,425	-	$703,425	$703,425	$703,425	$703,425
Benefits and Perquisites:
Medical Plan Coverage(4)	$30,462	$30,462	-	$30,462	$30,462	-	$30,462
Life Insurance Proceeds	-	-	-	-	-	$1,680,000
Vested Portion of Company Match of Deferred Comp.	$80,573	$80,573	$80,573	$80,573	$100,719	$100,719	$100,719
Accrued Vacation Pay	$1,077	$1,077	$1,077	$1,077	$1,077	$1,077	$1,077
Outplacement Assistance	-	-	-	$25,000	$25,000	-	$25,000
280G Tax Gross Up	-	-	-	-	-	-	-
Total:	$464,912	$1,336,337	$434,450	$3,489,337	$4,573,483	$3,006,021	$3,509,483
_______________________
(1)       Includes resignation for good reason.
(2)
Unvested awards that either (a) continue to vest according to its terms or (b) accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.

(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

	Todd R. Peters

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$992,250	$1,323,000	-	-
Short-term Incentive
Earned Annual Incentive Award	$176,158	$176,158	$176,158	$176,158	$176,158	$176,158
Long-term Incentives
3-year Incentive Award	-	-	-	$93,240	-	-
Stock Options(2)	-	-	-	-	-	-
Restricted Stock(3)	-	-	-	$206,561	$206,561	$206,561
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$12,342	$12,342	-	-
Life Insurance Proceeds	-	-	-	-	$1,134,000	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-
Accrued Vacation Pay	$3,634	$3,634	$3,634	$3,634	$3,634	$3,634
Outplacement Assistance	-		$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$179,792	$179,792	$1,209,384	$1,839,935	$1,520,353	$386,353
_______________________
(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

	Ashoka Achuthan

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$756,000	$1,008,000	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	$3,281	-	-
Stock Options(2)	-	-	-	-	-	-
Restricted Stock(3)	-	-	-	$292,600	$292,600	$292,600
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$12,342	$16,456	-	-
Life Insurance Proceeds	-	-	-	-	-	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	$313	$313	$313
Accrued Vacation Pay	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$0	$0	$793,342	$1,345,650	$292,913	$292,913
_______________________
(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

	F. Antony Francis

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$432,000	$648,000	-	-
Short-term Incentive
Earned Annual Incentive Award	$181,298	$181,298	$181,298	$181,298	$181,298	$181,298
Long-term Incentives
3-year Incentive Award	-	-	-	$48,345	-	-
Stock Options(2)	-	-	-	-	-	-
Restricted Stock(3)	-	-	-	$107,735	$107,735	$107,735
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$6,092	$9,139	-	-
Life Insurance Proceeds	-	-	-	-	$810,000	-
Vested Portion of Company Match of Deferred Comp.	$573	$573	$573	$2,866	$2,866	$2,866
Accrued Vacation Pay	$12,462	$12,462	$12,462	$12,462	$12,462	$12,462
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$194,333	$194,333	$657,426	$1,034,845	$1,114,361	$304,361
_______________________
(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

	John M. Pinkerton

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$371,925	$557,888	-	-
Short-term Incentive
Earned Annual Incentive Award	$98,507	$98,507	$98,507	$98,507	$98,507	$98,507
Long-term Incentives
3-year Incentive Award	-	-	-	$41,875	-	-
Stock Options(2)	-	-	-	-	-	-
Restricted Stock(3)	-	-	-	$182,129	$182,129	$182,129
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,228	$12,342	-	-
Life Insurance Proceeds	-	-	-	-	$769,500	-
Vested Portion of Company Match of Deferred Comp.	$42,175	$42,175	$42,175	$42,175	$42,175	$42,175
Accrued Vacation Pay	$887	$887	$887	$887	$887	$887
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$141,569	$141,569	$546,722	$960,803	$1,093,198	$323,698
_______________________
(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

	Richard L. Stanley

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$536,000	$804,000	-	-
Short-term Incentive
Earned Annual Incentive Award	$42,210	$42,210	$42,210	$42,210	$42,210	$42,210
Long-term Incentives
3-year Incentive Award	-	-	-	$17,288	-	-
Stock Options(2)	-	-	-	-	-	-
Restricted Stock(3)	-	-	-	$370,461	$370,461	$370,461
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$6,092	$9,139	-	-
Life Insurance Proceeds	-	-	-	-	$1,005,000	-
Vested Portion of Company Match of Deferred Comp.	$3,725	$3,725	$3,725	$18,627	$18,627	$18,627
Accrued Vacation Pay	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$45,935	$45,935	$613,028	$1,286,724	$1,436,298	$431,298
_______________________
(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested awards that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2008 minus (ii) the exercise price of such awards.
(3)	Unvested awards that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2008.
(4)	Estimated employer subsidy.

Compensation of Directors

The following table sets forth the compensation for 2008 for those persons who served as members of our Board of Directors during 2008 (other than the Chairman of the Board, whose compensation is included in the above tables as an NEO):

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non- Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)
Robert L. Evans	$50,000	(2)	$50,191	(3)(4)	$59,936	(5)(6)	$0	$0	$0	$160,126
Curtland E. Fields	$50,000		$50,191	(3)(4)	$59,936	(5)(6)	$0	$0	$0	$160,126
Michael J. Hartnett	$50,000		$50,191	(3)(4)	$59,936	(5)(7)	$0	$0	$0	$160,126
Michael D. Jordan	$75,000	(2)	$50,191	(3)(4)	$59,936	(5)(6)	$0	$0	$0	$185,126
S. Lawrence Prendergast	$50,000		$50,191	(3)(4)	$59,936	(5)(6)	$0	$0	$0	$160,126
Edward Stewart	$75,000	(2)	$50,191	(3)(4)	$59,936	(5)(6)	$0	$0	$0	$185,126
_______________________
(1)
The assumptions used in the computation of our stock/option award fair values are set forth in Note 2 – Stock-Based Compensation to our consolidated financial statements set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Entire 2008 cash retainer has been deferred in our Nonqualified Deferred Compensation Plan.
(3)	The grant date fair value of 2,000 shares of restricted stock granted in 2008 is $45,180.
(4)	As of December 31, 2008, the director held 3,833 shares of restricted stock.
(5)	The grant date fair value of 6,000 options to purchase common stock granted in 2008 is $50,391.
(6)	As of December 31, 2008, the director held 32,500 options to purchase common stock.
(7)	As of December 31, 2008, the director held 127,500 options to purchase common stock.

We pay our outside directors an annual fee of $50,000 for serving on the Board and we reimburse them for their expenses in connection with attending Board and committee meetings.  In addition, Messrs. Jordan and Stewart received a supplemental fee of $25,000 for serving on a special committee that worked closely with Messrs. Johnson and Peters on the leadership transition process during the second half of 2008. Directors do not receive any compensation for serving on the Audit or Compensation and Nominating Committee or serving as lead director or a committee chairman.

In addition to the annual fee, each outside director receives an annual grant of restricted stock and options to purchase our common stock.  For 2008 the grant was 2,000 shares of restricted stock and 6,000 stock options.  Each director’s restricted stock (for which no consideration was paid) vests in one-third increments on the first, second and third anniversaries of the date of grant.  The exercise price for the 2008 options is $22.59 (the closing price of our common stock on Nasdaq on the date the options were granted), the options vest in one-third increments on the first, second and third anniversaries of the date of grant, and they expire in 2018.

We have not historically paid any compensation to the Chairman of the Board because in the past that position has been held by our Chief Executive Officer, who received compensation for serving as an executive officer.  Starting at the 2009 annual meeting, the Chairman position will be held for the first time by one of our outside directors so we will start paying the Chairman an annual fee of $60,000 in addition to the outside director compensation described above.  The Chairman’s fee will be paid in either cash or a combination of restricted stock and stock options having a value of $60,000.  Stock options would be granted with an exercise price equal to the closing price of our common stock on Nasdaq on the date the options are granted.  The restricted stock and stock options would vest on the first anniversary of the grant date.

Stock Incentive Plans

Pursuant to our 2000, 2002, 2004 and 2006 stock incentive plans, officers, directors, employees and consultants of ATC Technology Corporation and its affiliates are eligible to receive stock options, annual incentive bonuses and incentive stock.  In addition, we have stock awards outstanding under our 1996 and 1998 stock incentive plans under which awards may no longer be made.

The stock incentive plans are administered by the Compensation and Nominating Committee of our Board of Directors, although the Board of Directors makes decisions with respect to awards for our Chief Executive Officer and may exercise any of the Committee’s other authority under the plans in lieu of the Committee’s exercise thereof.  Subject to the express provisions of the stock incentive plans, the Committee has broad authority in administering and interpreting the plans.  Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events.  Restricted stock granted under the stock incentive plans are subject to vesting provisions.  Stock options are also subject to vesting provisions and expire on the tenth anniversary of the date of grant.

As of February 17, 2009, there were 233,982 shares of restricted stock issued to our directors, officers and employees and 1,742,022 options to purchase common stock granted to our directors, officers and employees pursuant to the plans, and the number of shares available for future issuance pursuant to the plans was 492,173.

For information regarding the number of shares of restricted stock and stock options held by our directors and officers, see "Security Ownership of Certain Beneficial Owners and Management."

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of our Board of Directors is composed of Robert L. Evans, Curtland E. Fields (Chairman) and Michael D. Jordan, none of whom are or have ever been an officer or employee of ATC Technology Corporation or its subsidiaries and each of whom is, and at all times during 2008 was, independent as defined in the Nasdaq Stock Market Rules and the regulations of the Securities and Exchange Commission.  During 2008, no member of our Compensation and Nominating Committee had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act.  In addition, during 2008 none of our executive officers served on the board of directors or compensation committee of any entity with which any of Messrs. Evans, Fields or Jordan or any other member of our Board of Directors had any affiliation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock (the only class of our issued and outstanding voting securities), as of February 17, 2009 by each of our directors, our Chief Executive Officer as of December 31, 2008, our former Chief Financial Officer (who is now our Chief Executive Officer), our current Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2008, our directors and executive officers as a group, and each person who at February 17, 2009 was known to us to beneficially own more than 5% of our outstanding common stock.

Beneficial Owner(1)	Number of Shares(2)	Voting Percentage
Daruma Asset Management, Inc.(3)	1,703,000	8.6%
Barclays Global Investors, NA(4)	1,530,126	7.7%
FMR Corp.(5)	1,465,694	7.4%
First Manhattan Co.(6)	1,217,293	6.2%
Wells Fargo & Company(7)	1,057,258	5.3%
Donald T. Johnson, Jr.(8)	378,829	1.9%
Todd R. Peters(9)	66,804	*
Ashoka Achuthan(10)	20,000	*
F. Antony Francis(11)	11,709	*
Richard L. Stanley(12)	35,322	*
John M. Pinkerton(13)	26,742	*
Robert L. Evans(14)	40,500	*
Curtland E. Fields(14)	40,500	*
Dr. Michael J. Hartnett(15)	135,500	*
Michael D. Jordan(14)	40,500	*
S. Lawrence Prendergast(14)	41,500	*
Edward Stewart(14)	57,500	*
All directors and officers as a group (15 persons)(16)	1,108,770	5.4
_______________________
*   Less than 1%.

(1)	Unless otherwise noted, the address of each beneficial owner is 1400 Opus Place, Suite 600, Downers Grove, IL 60515.
(2)
The shares of common stock underlying options granted under our stock incentive plans that are exercisable as of February 17, 2009 or that will become exercisable within 60 days thereafter (such options being referred to as “exercisable”) are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(3)
Daruma Asset Management, Inc.’s address is 80 West 40th Street, 9th Floor, New York, NY 10018.  Mariko O. Gordon is President of Daruma and is the principal shareholder holding in excess of 50% of the outstanding voting stock.

(4)	Barclay Global Investors, NA’s address is 400 Howard Street, San Francisco, CA 94105.
(5)	FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109.
(6)	First Manhattan Co.’s address is 437 Madison Avenue, New York, NY 10022.
(7)	Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104.
(8)	Includes 30,870 shares of restricted stock and 302,872 shares subject to exercisable options. Excludes 95,499 shares subject to options that are not exercisable.
(9)
Includes 24,119 shares of restricted stock and 16,446 shares subject to exercisable options.  Excludes 46,179 shares subject to options that are not exercisable.  26,239 shares are pledged as security for a personal loan from The Northern Trust.

(10)	Consists of shares of restricted stock. Excludes 30,000 shares subject to options that are not exercisable.
(11)	Includes 7,364 shares of restricted stock and 3,000 shares subject to exercisable options. Excludes 23,953 shares subject to options that are not exercisable.
(12)	Includes 25,322 shares of restricted stock and 10,000 shares subject to exercisable options. Excludes 42,275 shares subject to options that are not exercisable.
(13)
Includes 12,449 shares of restricted stock and 10,322 shares subject to exercisable options.  Excludes 16,068 shares subject to options that are not exercisable.  3,971 shares are held in a margin account.

(14)	Includes 3,833 shares of restricted stock and 32,500 shares subject to exercisable options. Excludes 11,500 shares subject to options that are not exercisable.
(15)	Includes 3,833 shares of restricted stock and 127,500 shares subject to exercisable options. Excludes 11,500 shares subject to options that are not exercisable.
(16)
Includes 157,572 shares of restricted stock and 809,157 shares subject to exercisable options.  Excludes 369,867 shares subject to options that are not exercisable.  30,210 shares are pledged as security for a personal loan or held in a margin account.

CERTAIN TRANSACTIONS

Since the beginning of 2008, we have not engaged in, nor is there any current proposal that we engage in, any transaction or series of related transactions with any of our directors, executive officers, anyone known by us to own (of record or beneficially) more than 5% of our outstanding common stock, or any member of the immediate family of any of the foregoing.

The Audit Committee of our Board of Directors is responsible for reviewing and approving all “related party transactions” (as defined in the Nasdaq Stock Market Rules).  Before approving such a transaction, the Audit Committee would take into account all relevant factors that it deems appropriate, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction.  The Audit Committee’s responsibility for related party transactions is set forth in the Committee’s written charter (a copy of which was attached to the proxy statement for our 2006 annual meeting and is available on our website at www.goATC.com).  The Audit Committee’s policy regarding related party transactions is not in writing, but is the result of the oral consensus of the members of the Committee.

We have entered into separate but identical indemnification agreements with each of our directors and executive officers.  These agreements provide for, among other things, indemnification to the fullest extent permitted by law and advancement of expenses.

AUDIT MATTERS

Independent Auditor

Ernst & Young LLP was our independent auditor for the year ended December 31, 2008.  The appointment of the independent auditor is approved by the Audit Committee of our Board of Directors.  Consistent with past years, the Audit Committee will not take action regarding the appointment of our auditor for the year ending December 31, 2009 until the second quarter of 2009.  Stockholder approval is not sought in connection with the selection of auditors.

Representatives of Ernst & Young will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

Fees Paid to Independent Auditor

Set forth below are the fees and expenses for Ernst & Young for each of the last two years for the following services provided to us:

	2008	2007
Audit Fees	$1,033,250	$1,078,263
Audit-Related Fees(1)	239,910	359,907
Tax Fees(2)	65,000	67,016
Total Fees	$1,338,160	$1,505,186
_______________________
(1)
Consists of fees and expenses for services relating to Statement of Auditing Standards No. 70 reviews ($141,310 for 2008 and $134,907 for 2007) and fees related to certain due diligence services ($98,600 for 2008 and $225,000 for 2007).

(2)	Consists of fees and expenses for assistance with state, federal and foreign tax returns ($65,000 for 2008 and $67,016 for 2007).

The Audit Committee of our Board of Directors pre-approves each non-audit engagement or service with or by our independent auditor.  Prior to pre-approving any such non-audit engagement or service, it is the Committee's practice to first receive information regarding the engagement or service that (i) is detailed as to the specific engagement or service, and (ii) enables the Audit Committee to make a well-reasoned assessment of the impact of the engagement or service on the auditor’s independence.  In addition, the Chairman of the

Audit Committee is authorized to pre-approve any non-audit service between regularly scheduled meetings of the Audit Committee provided that the fees for such service do not exceed $50,000 and the Chairman’s approvals are reported to the full Audit Committee at the next Audit Committee meeting.  The Audit Committee or the Audit Committee Chairman pre-approved all non-audit engagements with, and services provided by, our independent auditor during 2008 and 2007.

Audit Committee Report

The Audit Committee reviews the financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process.  The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify to the activities of management and the independent auditor, nor can the Audit Committee certify that the independent audit firm is "independent" under applicable rules.  The independent auditor of ATC Technology Corporation is responsible for auditing our financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2008.  The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and discussed with the auditor its independence from ATC Technology Corporation and its management.  The Audit Committee has also considered whether the independent auditor’s provision of non-audit services is compatible with the auditor’s independence and has concluded that the independent auditor is independent from ATC Technology Corporation and its management.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

                            The Audit Committee
                              Dr. Michael J. Hartnett
                              S. Lawrence Prendergast, Chairman
                              Edward Stewart

APPROVAL OF AMENDED AND RESTATED
2006 STOCK INCENTIVE PLAN

At the annual meeting, stockholders will be asked to approve amendments to, and the restatement of, our 2006 Stock Incentive Plan (the “Plan”), which amendments were adopted by the Board of Directors in March 2009 subject to approval by our stockholders.  A copy of the Plan, as amended and restated, is attached to this proxy statement as Appendix A.  The objective of the proposed amendments is to (i) increase the share reserve under the Plan by 1,000,000 shares, (ii) extend the duration of the Plan by three years, (iii) conform the Plan with Internal Revenue Code Section 409A, which was enacted after the Plan’s initial adoption and (iv) make certain nonsubstantive “clean-up” changes.

The additional shares will provide important medium- and long-term incentives for directors, officers, employees, and third party service providers to achieve our strategic business plan.  We also believe that long-term incentives consistent with those available to comparable companies are required for us to compete for, motivate, and retain high-quality directors, executives, employees, and third party service providers.

Below is a summary of the proposed revisions to the Plan:

•	Section 4.1(a) has been amended to increase the maximum number of shares authorized for issuance from 1,100,000 to 2,100,000.

•	Section 1.3 has been amended to extend the term of the Plan from May 31, 2016 to May 31, 2019.

•
Section 4.1(b) has been amended to increase from 750,000 to 1,500,000 the number of shares issuable under the Plan pursuant to “full value awards,” which are awards, other than stock options and SARs, that are settled by the issuance of shares (e.g., shares of restricted stock).  This increase maintains the ratio between full value awards and total shares available under the Plan.

•	The name of the Plan and Sections 1.1, 2.11, 2.39 and 8.5 have been amended to reflect our name change from “Aftermarket Technology Corp.” to “ATC Technology Corporation.”

•
Section 2.8(b) has been amended to delete the words “unless the percentage so owned by an Excluded Person is greater.”  These words are superfluous because we no longer have any stockholders who could be “Excluded Persons.”

•
Section 15, which provided for the deferral of cash or stock under certain circumstances, has been modified to delete references to stock options as such deferrals are no longer permitted under applicable law.

•
Section 21.17 has been added to provide any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Plan participant upon a “separation from service” of the participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the participant’s death), occurring while the participant is a “specified employee” of a publicly traded company (within the meaning of Treasury Regulation Section 1.409A-1(i)), will not be paid until the earlier of (i) the date that is six months and one day after such separation from service or (ii) the date of the participant’s death following such separation from service.  If the payment of any award under the Plan that constitutes a “deferral of compensation” is accelerated upon a Change of Control (as defined in the Plan), such accelerated payment shall only be paid if such Change of Control is also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).  Any Plan award that could be a “deferral of compensation” shall be delivered within 2½ months after the end of the applicable performance period or vesting date.

  Equity Compensation Plan Information

If stockholders approve this proposal, we will add 1,000,000 shares to the Plan, thereby increasing the total number of shares authorized for issuance under the Plan from 1,100,000 to 2,100,000.  Approval of this proposal will also extend the term of the Plan from May 31, 2016 to May 31, 2019.

The following table shows the number of shares underlying options granted under the Plan since the Plan was first established.

Name/Group	Number of Units
NEOs:
Donald T. Johnson, Jr., Chairman	158,975
Todd R. Peters, President and CEO	45,750
Ashoka Achuthan, Vice President and CFO	30,000
F. Antony Francis, President, ATC Logistics	17,953
John. M. Pinkerton, Vice President and CAO	15,286
Richard L. Stanley, President, ATC Drivetrain	22,275

All Executive Officers (includes above NEOs)	334,588

Nominees for Election as Director:
Robert L. Evans	6,000
Curtland E. Fields	6,000
Dr. Michael J. Hartnett	6,000
Michael D. Jordan	6,000
Todd R. Peters	45,750
S. Lawrence Prendergast	6,000
Edward Stewart	6,000

Non-Executive Officer Director Group(1)	36,000

Non-Executive Officer Employee Group	82,326
_______________________
(1)       Consists of all nominees for election as directors except Mr. Peters.

The table below provides information as of December 31, 2008 regarding all of our stockholder-approved equity compensation plans (shares in millions).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,747,022	$21.87	493,728
Equity compensation plans not approved by security holders	—	—	—
Total	1,747,022		493,728

We do not have any equity compensation plans that have not been approved by our stockholders.

Description of the Plan, as Amended and Restated

The purpose of the Plan is to provide a means whereby employees, directors, and third party service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing the mutual interests of ATC Technology Corporation and our stockholders.  A further purpose of the Plan is to provide a means through which we may attract able persons to become our employees or serve as our directors or third party service providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of our business are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of ATC Technology Corporation.

A summary of the principal features of the Plan, as amended and restated, is provided below, but is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is attached hereto as Appendix A.

Plan and Participant Share Limits

The maximum number of shares of our common stock issuable under the Plan is 2,100,000 shares.  No more than 1,500,000 shares may be issued pursuant to full value awards (awards other than in the form of stock options or SARs and which are settled by issuance of shares).

Shares are counted against the authorization only to the extent they are actually issued.  Thus, shares that terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant.  Also, if the option price or tax withholding requirements of any award are satisfied by tendering shares, or if an SAR is exercised, only the number of shares issued, net of the shares tendered, will be deemed issued under the Plan.  The maximum number of shares shall not be reduced to reflect dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units, performance shares, or other stock-based awards.

The Plan also imposes annual per-participant award limits, starting with calendar year 2006.

•	The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year is 330,000.
•	The maximum number of shares of common stock subject to SARs granted to any person in any calendar year is 330,000.
•	The maximum aggregate grant to any person in any calendar year of restricted stock or restricted stock units is 165,000 shares.
•	The maximum aggregate grant to any person in any calendar year of performance units or performance shares is the value of 165,000 shares determined as of the date of vesting or payout, as applicable.
•	The maximum aggregate grant to any person in any calendar year of cash-based awards is $3,300,000 or 330,000 shares.
•	The maximum aggregate grant to any person in any calendar year of other stock-based awards is 165,000 shares.

In addition, nonemployee directors cannot receive awards with more than 55,000 underlying shares of common stock in any calendar year.

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Compensation and Nominating Committee to reflect stock dividends, stock splits, reverse stock splits, and other corporate events or transactions, including without limitation, distributions of stock or property other than normal cash dividends.  The Compensation and Nominating Committee may also make adjustments to reflect unusual or nonrecurring events.

Administration

The Compensation and Nominating Committee is responsible for administering the Plan and has the discretionary power to interpret the terms and intent of the Plan and any Plan-related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines.  Determinations of the Compensation and Nominating Committee made under the Plan are final and binding.  The Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors.  The Compensation and Nominating Committee may also delegate to one or more officers the power to designate other employees (other than officers subject to Section 16 of the Exchange Act) and third party service providers to be recipients of awards.  The full Board of Directors may exercise any authority of the Compensation and Nominating Committee under the Plan (except with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Eligibility

Employees, nonemployee directors, and third party service providers of ATC Technology Corporation and its subsidiaries are eligible to participate in the Plan.  There are currently approximately 2,535 employees and six nonemployee directors.  The Compensation and Nominating Committee will select those employees, nonemployee directors and third-party service providers who will actually receive awards under the Plan.

Stock Options

The Compensation and Nominating Committee may grant nonqualified stock options under the Plan.  The exercise price for options cannot be less than the fair market value of the common stock on the date of grant, except in the case of an option that is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity, in which case the exercise price may be less than 100% of fair market value of the shares on the date of grant.  The latest expiration date for a stock option cannot be later then the tenth (10th) anniversary of the date of grant.  Fair market value under the Plan is generally the closing price for a share of common stock reported for that date by the Nasdaq Global Select Market, but may also be determined by reference to market prices on a particular trading day or on an average of trading days, as set forth in an individual stock option agreement.  The exercise price may be paid with cash or by other means approved by the Compensation and Nominating Committee, including by means of a broker-assisted exercise.

Options intended to meet the requirements of Internal Revenue Code Section 422 (i.e., incentive stock options) may not be granted under the Plan.

Stock Appreciation Rights (SARs)

The Compensation and Nominating Committee may grant SARs under the Plan either alone or in tandem with stock options.  The grant price of an SAR cannot be less than the fair market value of the common stock at the time of grant; however, SARs can be granted with a grant price that is greater than the fair market value of the stock on the date of grant or that is indexed to the fair market value of the stock on the date of grant.  The grant price of an SAR granted in tandem with a stock option will be the same as the option price of the option.  SARs cannot be exercised later then the tenth (10th) anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Compensation and Nominating Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option.  Upon exercise of an SAR, the holder will receive cash, shares of our common stock, or a combination, as determined by the Compensation and Nominating Committee, equal in value to the difference between the fair market value of the common stock subject to the SAR and the grant price.

Restricted Stock and Restricted Stock Units

The Compensation and Nominating Committee may award restricted common stock and restricted stock units.  Restricted stock awards consist of shares of our stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied.  Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied.  A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when the shares of common stock are delivered in the future.  The Compensation and Nominating Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Unit and Performance Share Awards

Performance unit and performance share awards may be granted under the Plan.  Performance unit awards will have an initial value that is determined by the Compensation and Nominating Committee.  Performance shares will have an initial value that is based on the fair market value of the stock on the date of grant.  Such awards will be earned only if performance goals over performance periods established by or under the direction of the Compensation and Nominating Committee are met.  The performance goals may vary from participant to participant, group to group, and period to period.  The performance goals for performance unit and performance share awards and any other awards granted under the Plan that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code will be based upon one or more of the following:

•	Net earnings or net income (before or after taxes);
•	Earnings per share;
•	Net sales growth;
•	Net operating profit;
•	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
•	Compound annual growth rate;
•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
•	Earnings before or after taxes, interest, depreciation, and/or amortization;
•	Gross or operating margins;
•	Productivity ratios;
•	Share price (including, but limited to, growth measures and total stockholder return);
•	Expense targets;
•	Margins;
•	Operating efficiency;
•	Customer satisfaction;
•	Working capital targets; and
•	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).*

The Compensation and Nominating Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject:  asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization or restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

* EVA® is a registered trademark of Stern Stewart & Co.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward.  However, the Compensation and Nominating Committee has the discretion to adjust these awards downward.  In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation.  Awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Compensation and Nominating Committee.

Cash-Based Awards

The Compensation and Nominating Committee may grant cash-based awards under the Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the Committee may determine that are not inconsistent with the terms of the Plan.  Although based on a specified amount of cash, cash-based awards may be paid, in the Compensation and Nominating Committee’s discretion, either in cash or by the delivery of shares of our common stock.

Other Stock-Based Awards

The Compensation and Nominating Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units or performance shares.  The terms and conditions of each other stock-based award shall be determined by the Committee.  Payment under any other stock-based awards will be made in our common stock or cash, as determined by the Compensation and Nominating Committee.

Dividend Equivalents

The Compensation and Nominating Committee may provide for the payment of dividend equivalents with respect to any shares of our common stock subject to an award that have not actually been issued under the award.

Deferrals

The Compensation and Nominating Committee may require or permit a participant to defer the receipt of cash or shares pursuant to any awards (other than stock options) under the Plan.

Termination of Employment

The Compensation and Nominating Committee will determine how each award will be treated following termination of the holder’s employment with, or service for, ATC Technology Corporation and our subsidiaries, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs or other awards requiring exercise will remain exercisable.

Additional Provisions

Except as the Compensation and Nominating Committee otherwise expressly determines, (i) no awards may be transferred other than by will or by the laws of descent and distribution and (ii) during a recipient’s lifetime awards requiring exercise may be exercised only by the recipient.

Treatment of Awards Upon a Change of Control

If there is a change of control of ATC Technology Corporation, all equity awards vest and performance-based awards shall be considered fully earned.

Under the Plan, a change in control will occur if

•	there is an acquisition of more than 35% of the total voting power of our outstanding securities,
•	during any 12-month period individuals who constituted our Board of Directors at the start of the period cease to constitute a majority of the Board,

•
there is a reorganization, merger, or consolidation of ATC Technology Corporation, unless at least 85% of the total voting power of the surviving or resulting entity is owned by persons who prior to the transaction owned 100% of our outstanding voting securities, or

•
a transfer of all or substantially all of our assets, unless at least 85% of the total voting power of the transferee is owned by persons who prior to the transaction owned 100% of our outstanding voting securities.

Amendment of Awards or Plan and Adjustment of Awards

The Board of Directors may amend, alter or discontinue the Plan, and the Compensation and Nominating Committee, to the extent permitted by the Plan, may amend any agreement or other document evidencing an award made under the Plan, but other than pursuant to permitted anti-dilution adjustments, no such amendment will, without the approval of our stockholders:

•	increase the maximum number of shares of our common stock for which awards may be granted under the Plan;
•	reduce the price at which stock options or SARs may be granted;
•	reduce the exercise price of outstanding stock options or SARs;
•	extend the term of the Plan;
•	change the class of persons eligible to participate under the Plan; or
•	increase the individual maximum limits for awards under the Plan.

Prior to a change of control, the Compensation and Nominating Committee, to the extent permitted by the Plan, may amend or alter an agreement evidencing an award under the Plan in a manner that would impair the rights of a participant under the agreement only if the alteration or amendment, as determined by the Committee in its sole discretion:

•	is required or advisable to satisfy any law or regulation or to meet the requirements of any accounting standard; or
•	is not reasonably likely to significantly diminish the benefits provided under the award, or any diminishment has been adequately compensated.

After any change of control, no change to the Plan may impair the rights of any participant without such participant’s consent.

Section 409A

To comply with Internal Revenue Code Section 409A, the Plan provides that any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Plan participant upon a “separation from service” of the participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the participant’s death), occurring while the participant is a “specified employee” of a publicly traded company (within the meaning of Treasury Regulation Section 1.409A-1(i)), will not be paid until the earlier of (i) the date that is six months and one day after such separation from service or (ii) the date of the participant’s death following such separation from service.  If the payment of any award under the Plan that constitutes a “deferral of compensation” is accelerated upon a Change of Control (as defined in the Plan), such accelerated payment shall only be paid if such Change of Control is also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).  Any Plan award that could be a “deferral of compensation” shall be delivered within 2½ months after the end of the applicable performance period or vesting date.

Awards for Non-U.S. Employees

To comply with the laws in other countries in which we operate or may operate or have employees, directors, or third party service providers, the Compensation and Nominating Committee may establish subplans under the Plan and modify the terms of the awards made to such employees and directors.

Plan Benefits

The future benefits or amounts that would be received under the Plan by executive officers, nonemployee directors and nonexecutive officer employees are discretionary and are therefore not determinable at this time.  For information regarding benefits and amounts received by our executive officers and directors under the Plan in prior years, see “Executive Compensation” above.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of options and other awards under the Plan under the law as in effect on the date of this proxy statement.  The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.  The tax laws and regulations are complex and are subject to legislative changes.  In addition, circumstances particular to certain individuals may change the usual income tax results.  If a participant is a resident of, or is employed in, a country other than the United States, such participant may be subject to taxation by that country in addition to or in lieu of taxation in the U.S.  For these reasons, participants should consult their individual tax advisor to determine the income tax consequences of any particular transaction.

Stock Options

All stock options granted under the Plan will be non-qualified options and a participant will not have taxable income upon the grant of an option.  Upon the exercise of an option, the participant will recognize ordinary income equal to the difference between (i) one share of stock valued at its fair market value and (ii) the exercise price of one share, multiplied by the number of shares.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized.  We will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

If the participant uses already-owned shares to pay the option exercise price, in whole or in part, it will not be treated as a taxable disposition of the already-owned shares.  A participant may carry over the tax basis and holding period for already-owned shares to the shares received upon exercise.  The tax basis of the additional shares a participant receives upon exercise will be their fair market value on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for the additional shares will begin on the exercise date.

Stock Appreciation Rights (SARs)

The grant of a SAR is generally not a taxable event for a participant.  Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received.  The participant will be subject to income tax withholding at the time when the ordinary income is recognized.  We will be entitled to a tax deduction at the same time for the same amount.  If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock

The tax consequences of a grant of restricted stock depends upon whether or not a participant elects under Section 83(b) of the Internal Revenue Code to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock.  When the restrictions on the restricted stock lapse, the participant will recognize ordinary income equal to the excess of the fair market value of the shares (determined on the lapse date) over the amount, if any, paid for the restricted stock.  Any dividends with a record date prior to that time will be taxed to the participant as ordinary income, not as dividends, when received.

If the participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of the grant, the participant will recognize ordinary income at the time of the grant of the restricted stock equal to the excess of the fair market value of the shares at the time of receipt over the amount, if any, paid for such shares.  If the restricted stock is forfeited before the restrictions lapse, the participant will generally be entitled to no deduction on account thereof and will have a capital loss equal to the amount, if any, paid for such shares.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized.  Subject to the Section 162(m) restrictions discussed below, we will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the stock.  The capital gains will be taxable as long-term capital gains if the participant held the stock for more than one year.  The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Restricted Stock Units

A participant will not have taxable income upon the grant of a restricted stock unit.  Rather, taxation will be postponed until the restricted stock unit is settled for cash or for stock, which will be either immediately following the lapse of the restrictions on the restricted stock units or, if the participant has properly elected deferral to a later date, such later date.  At that time, the participant will recognize ordinary income equal to the value of the amount then payable.  Any dividend equivalents on the restricted stock units will be taxed to the participant as ordinary income when received.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized.  Subject to the Section 162(m) restrictions discussed below, we will be entitled to a tax deduction at the same time and for the same amount.

If a restricted stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Cash-Based Awards

A participant will not have taxable income upon the grant of a contingent right to cash award.  Rather, taxation will be postponed until the cash award becomes payable, or, if the participant has timely elected deferral to a later date, such later date.  At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized.  Subject to the Section 162(m) restrictions discussed below, we will be entitled to a tax deduction at the same time and for the same amount.

Performance Unit and Performance Share Awards

A participant will not have taxable income upon the grant of a performance unit or a performance share award.  Rather, taxation generally will be postponed until vesting of such awards (i.e., generally upon satisfaction of the applicable performance goals).  At that time, the participant will recognize ordinary income equal to the value of any cash or shares then payable.  The participant will be subject to income tax withholding at the time when the ordinary income is recognized.  Subject to the Section 162(m) restrictions discussed below, we will be entitled to a tax deduction at the same time and for the same amount.

Other Stock-Based Awards

The tax treatment of other stock-based awards will depend on the type of award.  As a general rule, taxation generally will be imposed at the time of vesting of such an award, and ordinary income will generally equal the fair market value of the award at the time of vesting.  The participant will be subject to income tax withholding at the time when the ordinary income is recognized.  Subject to the Section 162(m) restrictions discussed below, we will be entitled to a tax deduction at the same time and for the same amount.

Other

In general, under Section l62(m) of the Internal Revenue Code, remuneration paid by a public corporation to its chief executive officer and to each of the next three most highly compensated executive officers, other than the Chief Financial Officer, is not deductible to the extent it exceeds $1,000,000 for any year.  Taxable payments or benefits under the Plan may be subject to this deduction limit.  However, under Section l62(m), qualifying performance-based compensation, including income from stock options, SARs, and other performance-based awards that are made under a stockholder approved plan and that meet certain other requirements, is exempt from the deduction limitation.  The Plan has been designed so that the Compensation and Nominating Committee in its discretion may grant qualifying exempt performance-based awards under the Plan.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of stock options and compensation paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether a participant has received compensatory payments, contingent on the change in control, in excess of certain limits.  If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% nondeductible federal excise tax and may be nondeductible to the corporation.

The Board of Directors recommends a vote FOR approval of the adoption of the Plan, as amended and restated.

ANNUAL REPORT ON FORM 10-K

Any stockholder who has not received a copy of the Annual Report may obtain one without charge by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  The Annual Report is also available on our website at www.goATC.com.  We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

STOCKHOLDER COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with one or more of our directors may do so by sending a letter addressed to the director or directors care of the Secretary, ATC Technology Corporation, 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  At the direction of the Board, mail will be opened and screened for security purposes.  All mail, other than items deemed obscene, will be forwarded to the appropriate director or directors.  Mail addressed to the directors generally or to the entire Board will be forwarded to the Chairman of the Board.  Any mail regarding our financial statements, financial records, accounting practices or internal controls or alleging any violation of our code of ethics will be forwarded to the Audit Committee to be handled in accordance with the Committee’s established procedures.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver a single Notice of Internet Availability or one set of proxy materials to stockholders who share an address, unless otherwise requested.  If you share an address with another stockholder and have received only one Notice of Internet Availability or one set of proxy materials, you may request a separate copy of the Notice of Internet Availability or proxy materials at no cost to you by contacting us at (630) 271-8100, or by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  For future annual meetings, you may request a separate Notice of Internet Availability or separate proxy materials for each stockholder within your household, or, in the alternative, request that we send only one Notice of Internet Availability or one set of proxy materials to you if you are receiving multiple copies, by calling or writing to ATC Technology Corporation at the phone number and address given above.

STOCKHOLDER PROPOSALS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us on or before December 24, 2009 to be considered for inclusion in the proxy statement for our 2010 annual meeting of stockholders, which is expected to be held on or about June 3, 2010.  Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least $2,000 in market value or 1% of securities entitled to be voted at the 2010 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

If we receive notice after March 9, 2010 of a stockholder’s intent to present a proposal at the 2010 annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal at the meeting.

By Order of the Board of Directors,
Joseph Salamunovich
Secretary

April 23, 2009

APPENDIX A

ATC TECHNOLOGY CORPORATION

Amended and Restated
2006 Stock Incentive Plan

Article 1. Establishment, Purpose, and Duration	A-1
Article 2. Definitions	A-1
Article 3. Administration	A-4
Article 4. Shares Subject to this Plan and Maximum Awards	A-5
Article 5. Eligibility and Participation	A-6
Article 6. Stock Options	A-7
Article 7. Stock Appreciation Rights	A-8
Article 8. Restricted Stock and Restricted Stock Units	A-9
Article 9. Performance Units/Performance Shares	A-10
Article 10. Cash-Based Awards and Other Stock-Based Awards	A-11
Article 11. Performance Measures	A-12
Article 12. Nonemployee Director Awards	A-13
Article 13. Dividend Equivalents	A-13
Article 14. Beneficiary Designation	A-14
Article 15. Deferrals	A-14
Article 16. Rights of Participants	A-14
Article 17. Change of Control	A-14
Article 18. Amendment, Modification, Suspension, and Termination	A-14
Article 19. Withholding	A-15
Article 20. Successors	A-15
Article 21. General Provisions	A-16

-i-

ATC TECHNOLOGY CORPORATION
AMENDED AND RESTATED
2006 STOCK INCENTIVE PLAN

ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

1.1           Establishment.  ATC Technology Corporation, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Amended and Restated 2006 Stock Incentive Plan (hereinafter referred to as this “Plan”), as set forth in this document.

This Plan permits the grant of Cash-Based Awards, nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2           Purpose of this Plan.  The purpose of this Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain Employees and Directors of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3           Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate 13 years from the Effective Date.  After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

ARTICLE 2.  DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1           “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2           “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3           “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4           “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5           “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6           “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7           “Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8           “Change of Control” means the first to occur of the following events:

(a)         any sale or transfer or other conveyance, whether director or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company;

(b)         any Person or Group (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors;

(c)         during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(d)         a reorganization, merger or consolidation of the Company the consummation of which results in the outstanding securities of the same class as the shares covered by an outstanding Award being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10
“Committee” means the Compensation and Nominating committee of the Board, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

2.11	“Company” means ATC Technology Corporation, a Delaware corporation, and any successor thereto as provided in Article 20.

2.12
“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.13	“Covered Employee” means a Participant who is a “covered employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.

2.14	“Director” means any individual who is a member of the Board of Directors of the Company.

2.15	“Effective Date” has the meaning set forth in Section 1.1.

2.16	“Employee” means any employee of the Company, its Affiliates, and/or Subsidiaries.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18
“Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.19
“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the Nasdaq National Market System or other established stock exchange (or exchanges) or quotation system on the applicable date, the preceding trading days, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.  If the Committee makes no such determination, then FMV as of any date shall be the closing price for a Share reported for that date by the Nasdaq National Market System or other established stock exchange (or exchanges) or quotation system.  Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.  If, however, the required accounting standards used to account for equity Awards granted to Participants are substantially modified subsequent to the Effective Date of this Plan such that fair value accounting for such Awards becomes required, the Committee shall have the ability to determine an Award’s FMV based on the relevant facts and circumstances.  If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

2.20	“Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares.

2.21	“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.22	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.23
“Insider” shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.24	“Net Income” means the consolidated net income before taxes for this Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.25	“Nonemployee Director” has the same meaning set forth in Rule 16b-3 promulgated under the Exchange Act, or any successor definition adopted by the United States Securities and Exchange Commission.

2.26
“Nonemployee Director Award” means any Option, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.28	“Option” means a nonqualified Stock Option, as described in Article 6.

2.29	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.31	“Participant” means any eligible person as set forth in Article 5 to whom an Award is granted.

2.32	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.33
“Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.34	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.35	“Performance Share” means an Award granted to a Participant, as described in Article 9.

2.36	“Performance Unit” means an Award granted to a Participant, as described in Article 9.

2.37
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39	“Plan” means the ATC Technology Corporation Amended and Restated 2006 Stock Incentive Plan.

2.40	“Plan Year” means the calendar year.

2.41	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.42	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.43	“Share” means a share of common stock of the Company, $.01 par value per share.

2.44	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7.

2.45
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.46
“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.47
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE 3.  ADMINISTRATION

3.1           General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

3.2           Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper; provided, however, that the Board, in its sole discretion, may exercise any authority of the Committee under this Plan, except in regard to Awards that are intended to qualify as Performance-Based Compensation, in lieu of the Committee’s exercise thereof.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3           Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4.  SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1           Number of Shares Available for Awards.

(a)         Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be two million one hundred thousand (2,100,000).

(b)         Of the Shares reserved for issuance under Section 4.1(a), no more than [one million five hundred thousand (1,500,000)] of the reserved Shares may be issued pursuant to Full Value Awards.

(c)         Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of shares that may be issued to Nonemployee Directors shall be five hundred fifty thousand (550,000) Shares, and no Nonemployee Director may receive more than fifty-five thousand (55,000) Shares in any Plan Year.

4.2           Share Usage.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.  Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan.  The maximum number of Shares available for issuance under this Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards.  The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3           Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and collectively “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)         Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be three hundred thirty thousand (330,000).

(b)         SARs:  The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be three hundred thirty thousand (330,000).

(c)         Restricted Stock or Restricted Stock Units:  The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one hundred sixty-five thousand (165,000).

(d)         Performance Units or Performance Shares:  The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be one hundred sixty-five thousand (165,000) Shares, or equal to the value of one hundred sixty-five thousand (165,000) Shares determined as of the date of vesting or payout, as applicable.

(e)         Cash-Based Awards:  The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the value of three million three hundred thousand dollars ($3,300,000) or three hundred thirty thousand (330,000) Shares determined as of the date of vesting or payout, as applicable.

(f)         Other Stock-Based Awards:  The maximum aggregate grant with respect to other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be one hundred sixty-five thousand (165,000).

4.4           Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

5.1           Eligibility.  Individuals eligible to participate in this Plan include all Employees and Directors.  Third Party Service Providers are also eligible to participate in this Plan.

5.2           Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

ARTICLE 6.  STOCK OPTIONS

6.1           Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that incentive stock options (i.e., options intended to meet the requirements of Code Section 422 or any successor provision) may not be granted under this Plan.

6.2           Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

6.3           Option Price.  The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant except in the case of an Option that is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity, in which case the Option Price may be less than 100% of FMV of the Shares on the date of grant.

6.4           Duration of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.

6.5           Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6           Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) if the Committee so determines, by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market); (c) if the Committee so determines, by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.  If the Committee makes no determination regarding payment of the Option Price, it will be payable only in cash or its equivalent.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7           Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8           Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.  If nothing is provided in the Award Agreement, then all Options that are unvested at the time of termination of the Participant’s employment or provision of services will terminate as of such time and all Options that are then vested will expire thirty (30) days thereafter.

6.9           Transferability of Options.  Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability.  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all Options granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.  With respect to those Options, if any, that are permitted to be transferred to another person, references in this Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

ARTICLE 7.  STOCK APPRECIATION RIGHTS

7.1           Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.  The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2           SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3           Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4           Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5.           Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6           Payment of SAR Amount.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price by(b) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7           Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.  If nothing is provided in the Award Agreement, then all SARs that are unvested at the time of termination of the Participant’s employment or provision of services will terminate as of such time.

7.8           Nontransferability of SARs.  Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.  With respect to those SARs, if any, that are permitted to be transferred to another person, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9           Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

ARTICLE 8.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1           Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2           Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3           Transferability.  Except as provided in this Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee.  All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4           Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4.1(a), any Awards of Restricted Stock or Restricted Stock Units which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Awards of Restricted Stock or Restricted Stock Units which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5           Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the ATC Technology Corporation Amended and Restated 2006 Stock Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement may be obtained from ATC Technology Corporation.

8.6           Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7           Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.  If nothing is provided in the Award Agreement, then all Restricted Stock and Restricted Stock Units that are unvested at the time of termination of the Participant’s employment or provision of services will terminate as of such time.

8.8           Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code.  If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 9.  PERFORMANCE UNITS/PERFORMANCE SHARES

9.1           Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2           Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3           Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4           Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period.  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5           Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6           Nontransferability.  Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 10.  CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

10.1           Grant of Cash-Based Awards.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2           Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.  Any such Award will be subject to a minimum 12-month vesting period, subject to Section 10.5 and Article 17.

10.3           Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4           Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5           Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.  If the Committee makes no such determination, then the Participant shall have no right to receive Cash-Based Awards that are paid out after the time of termination of the Participant’s employment or provision of services.

10.6           Nontransferability.  Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his or her lifetime only by such Participant.  With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another person, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

ARTICLE 11.  PERFORMANCE MEASURES

11.1           Performance Measures.  Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(f)	Cash flow (including, but not limited to, operating cash flow , free cash flow, and cash flow return on capital);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Customer satisfaction;
(o)	Working capital targets; and
(p)	EVA®.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.2           Award Agreement.  Each Award Agreement for an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall contain provisions regarding (a) the target and maximum amount payable to the Covered Employee as an Award, (b) the Performance Measure and level of achievement versus these criteria that shall determine the amount of such Award, (c) the term of the performance period as to which performance shall be measured for determining the amount of the Award, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Award prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

11.3           Payment.  The Committee shall certify the extent to which any Performance Measure has been satisfied, and the amount payable as a result thereof, prior to payment of any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation.  The Committee shall determine the timing of payment of any Award and may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any such Award to be deferred to a specified date or event.  An Award may be payable in Shares or in cash.  Any such Award that is paid in cash shall not affect the number of Shares otherwise available for issuance under this Plan.

11.4           Evaluation of Performance.  The Committee may provide in any such Award that is intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5           Adjustment of Performance-Based Compensation.  Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.6           Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and may base vesting on Performance Measures other than those set forth in Section 11.1.

ARTICLE 12.  NONEMPLOYEE DIRECTOR AWARDS

All Awards to Nonemployee Directors shall be determined by the Board; provided, however, that (a) the Option Price or the Grant Price must be equal to one hundred percent (100%) of the FMV of the Shares on the date of grant, (b) the vesting period for any Award may not be less than eleven (11) months, subject to Article 17, and (c) if at any time a Nonemployee Director ceases to be a director of the Company, then (i) his Options, SARs and Restricted Stock that are unvested at such time shall expire at such time and (ii) his Options that are vested at such time shall expire on the first anniversary of such time.

ARTICLE 13.  DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

ARTICLE 14.  BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 15.  DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, and Covered Employee Annual Incentive Award, Other Stock-Based Awards, or Cash-Based Awards.  If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 16.  RIGHTS OF PARTICIPANTS

16.1           Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2           Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3           Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17.  CHANGE OF CONTROL

Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, (a) any vesting provision or other restriction on any outstanding Awards shall lapse and such Awards shall be fully exercisable or payable, as the case may be, and (b) the target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares, shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control.

ARTICLE 18.  AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

18.1           Amendment, Modification, Suspension, and Termination.  The Board may amend, alter, suspend or discontinue this Plan at any time and the Committee may, to the extent permitted by this Plan, amend any Award Agreement but, except as provided pursuant to Section 18.2, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)
reduce (i) the Option Price at which Options may be granted below the price provided for in Section 6.3 or Article 12 or (ii) the Grant Price at which SARs may be granted below the price provided for in Section 7.1 or Article 12;

(c)	reduce the Option Price of outstanding Options or the Grant Price of outstanding SARs;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Sections 4.1(c) or 4.3; and/or.

(g)	make any other amendment where shareholder approval is required by applicable law or regulation or the rules of the exchange or quotation system on which the Shares are then traded or listed.

18.2           Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3           Awards Previously Granted.  The Committee may to the extent permitted by this Plan amend any outstanding Award Agreement but no amendment or alteration shall be made that would impair the rights of a Participant, without such Participant's consent, under any Award theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either (a) is required or advisable in order for the Company, this Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (b) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

ARTICLE 19.  WITHHOLDING

19.1           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2           Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 20.  SUCCESSORS

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21.  GENERAL PROVISIONS

21.1           Forfeiture Events.

(a)         The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)         If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.2           Legend.  The certificates for Shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4           Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5           Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6           Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8           Investment Representations.  The Committee may require any person receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9           Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10           Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11           Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person.  To the extent that any person acquires a right to receive payments from the Company, and/or its Subsidiaries, and/or Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.  This Plan is not subject to ERISA.

21.12           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13           Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

21.14           Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.15           No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.16           Governing Law.  This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.17           Code Section 409A.  Anything under this Plan to the contrary notwithstanding, to the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A and the granting of Awards and the Awards themselves shall be construed and applied in a manner consistent with this intent.  Pursuant to this intent, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a “separation from service” of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant is a “specified employee” of a publicly traded company (within the meaning of Treasury Regulation Section 1.409A-1(i)), will not be paid until the earlier of (i) the date that is six months and one day after such separation from service or (ii) the date of the Participant’s death following such separation from service.  If the payment of any Award that constitutes a “deferral of compensation” is accelerated upon a Change of Control, such accelerated payment shall only be paid if such Change of Control is also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).  Any Award that could be a “deferral of compensation” shall be delivered within 2½ months after the end of the applicable performance period or vesting date.

APPENDIX B

B-1

ATC Technology Corporation

1400 OPUS PLACE, SUITE 600
DOWNERS GROVE, IL 60515

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ATC Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M14055-P77312 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ATC TECHNOLOGY CORPORATION

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for whom authority will be withheld on the line below.
1. Election of Directors	▢	▢	▢	______________________

Nominees:

01) Robert L. Evans
02) Curtland E. Fields
03) Dr. Michael J. Hartnett
04) Michael D. Jordan
05) Todd R. Peters
06) S. Lawrence Prendergast
07) Edward Stewart

The Board of Directors recommends that you vote FOR the following proposal:

	For	Against	Abstain
2. Approval of Amended and Restated 2006 Stock Incentive Plan.	▢	▢	▢

NOTE: The shares represented by your proxy, when your proxy is properly executed, will be voted in the manner as directed by you, the stockholder(s). If no direction is made by you, the proxy will be voted FOR Proposals 1 and 2 and in the discretion of the proxies with respect to such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

B-2